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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant As Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company"), in connection with the amendment and restatement of the Company's Certificate of Incorporation in order to (1) implement a 1-for-20 reverse stock split, and (2) reduce the authorized number of shares of the Company's common stock to 45 million and the authorized number of shares of the Company's preferred stock to 10,000. This proposal is discussed in more detail below under the heading "Proposal."

        The Company anticipates that this Information Statement will be first mailed to stockholders on or about June 3, 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Outstanding Shares; Voting Rights

        The Company anticipates that prior to the mailing this Information Statement (the "Consent Date"), stockholders holding capital stock of the Company representing a number of votes necessary to do so will have acted by written consent to approve the Proposal. On May 5, 2004, the Company's issued and outstanding capital stock consisted of:

  •
  14,147,464 shares of common stock, which was held by approximately 460 holders of record;

  •
  11,000 shares of Series F Participating Convertible Preferred Stock (the "Series F Preferred Stock"), par value $.001 per share;

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  41,030 shares of Series G Participating Convertible Preferred Stock (the "Series G Preferred Stock"), par value $.001 per share;

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  52,023 shares of Series H Participating Convertible Preferred Stock (the "Series H Preferred Stock"), par value $.001 per share;

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  2,575 shares of Series I Participating Convertible Preferred Stock (the "Series I Preferred Stock"), par value $.001 per share; and

  •
  3,891 shares of Series J Participating Convertible Preferred Stock (the "Series J Preferred Stock"), par value $.001 per share.

        Holders of shares of our common stock are entitled to one vote for every share held, and holders of our Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock (the "Preferred Stock") are entitled to a number of votes per share equal to the number of shares of common stock issuable upon conversion of such shares of Preferred Stock. Each share of Series F Preferred Stock is convertible into 310 shares of common stock; each share of Series G Preferred Stock is convertible into between 288 and 981 shares of common stock (depending on the specific terms of the sub-series); each share of Series H Preferred Stock is convertible into 38 shares of common stock; each share of Series I Preferred Stock is convertible into

310 shares of common stock; and each share of Series J Preferred Stock is convertible into 1,550 shares of common stock.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's governing documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposals described in this Information Statement.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation with a subsidiary of the Company in February 2002, which is discussed in the footnotes to the financial statements accompanying this Information Statement, the Company completed a ten-for-one reverse stock split with respect to its common stock. All share and per-share information contained in and accompanying this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL

AMENDMENT AND RESTATEMENT OF
THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The Board of Directors has, subject to stockholder approval, adopted the Company's Fifth Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Appendix A, (the "Amended and Restated Charter"). It is anticipated that on the Consent Date, stockholders holding capital stock of the Company sufficient to do so will give their written consent to approve the adoption of the Amended and Restated Charter.

        The Amended and Restated Charter will:

  •
  implement a 1-for-20 reverse stock split (the "Reverse Stock Split") pursuant to which each share of the Company's common stock will be exchanged for 1/20th of a share of the Company's common stock; and

  •
  reduce the authorized number of shares of the Company's common stock to 45 million, and the authorized number of shares of the Company's preferred stock to 10,000 (the "Authorized Share Reduction").

        These actions are being taken in connection with the proposed underwritten follow-on public offering of the Company's common stock described below (the "Public Offering"), and the conversion of all of the outstanding shares of the Preferred Stock into common stock immediately prior to the Public Offering (the "Equity Conversion"), which is discussed in greater detail below. The Reverse Stock Split and the Authorized Share Reduction will become effective upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, which we anticipate will be done immediately prior to the effectiveness of the Registration Statement related to the Public Offering.

Purpose of the Reverse Stock Split and Authorized Share Reduction

        The purpose of the Reverse Stock Split is to cause the number of shares of the Company's common stock outstanding prior to the Public Offering to be reduced in order to provide the Company with a capital structure more typical of a publicly traded Company and consequently enable the Public Offering to be more effectively marketed.

        The purpose of the Authorized Share Reduction is to eliminate the excess authorized shares of common stock that will be created by the Reverse Stock Split and the excess authorized shares of preferred stock that would otherwise remain authorized after the Equity Conversion.

The Public Offering

        On May 18, 2004, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the sale of shares of its common stock in a firm commitment, underwritten public offering. The Company cannot assure you that it will complete the Public Offering or that, if it is completed, the net proceeds from the Public Offering will be in the amount anticipated.

        The Company is conducting the Public Offering in order to raise additional capital that it expects to use to repay the entire $17.0 million of its indebtedness to Cisco Systems Capital Corporation, to fund the expansion of its sales and marketing efforts, to fund the increase in the number of on-net buildings that it serves, and for general corporate purposes, which may include potential acquisitions of complementary businesses.

Equity Conversion

        On the effective date of the Registration Statement relating to the Public Offering, all shares of the Company's Preferred Stock will be converted into shares of common stock in an amount equal to (A) the number of shares of such series of Preferred Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, multiplied by (B) the conversion ratio of each respective series of Preferred Stock (as set forth in the certificates of designation of the Company's Fourth Amended and Restated Certificate of Incorporation (the "Existing Charter")), divided by (C) 20. Based on our shares outstanding as of May 5, 2004, as a result of the Reverse Stock Split and Equity Conversion and without regard to the shares to be issued in the Public Offering, we will have 25,716,031 shares of common stock outstanding and no shares of Preferred Stock outstanding.

Potential Risks of the Reverse Stock Split

        There can be no assurance that the total market capitalization of our common stock after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per-share market price of the common stock following the Reverse Stock Split will either exceed or remain higher than the current per-share market price.

        There can be no assurance that the market price per share of the common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For example, based on the closing price of the common stock on May 18, 2004 of $0.87 per share, there can be no assurance that the post-split market price of the common stock would be $17.40 per share or greater.

        Accordingly, the total market capitalization of the common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, and, in the future, the market price of the common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

        A decline in the market price for the common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of the common stock could be adversely affected following the Reverse Stock Split.

        The market price of the common stock also will be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If and after the Reverse Stock Split is implemented and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. In many cases, both the total market capitalization of a company and the market price of a share of such company's stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

        Although the implementation of a Reverse Stock Split may facilitate the completion of our proposed Public Offering, the Public Offering would be dilutive to the ownership position of our existing common stockholders and may be effected at an offering price per share that is below the then current market price of our common stock.

        Depending on the market conditions at the time of the proposed Public Offering, our ability to implement the Reverse Stock Split may facilitate our ability to complete the Public Offering. While our stock is only thinly traded on the American Stock Exchange, our existing common stockholders will experience substantial dilution upon the issuance of additional shares in connection with the Public

Offering. However, the issuance of additional shares in a public offering of shares of our common stock will result in substantial dilution in the ownership position of our existing common stockholders. Additionally, although the offering price per share of the common stock in the public offering is not known at this time, it is not unusual for a follow-on offering by a public company to be effected at an offering price that is below the then current market price of the company's common stock. As a result, the proposed Public Offering may be effected at an offering price per share that is below the market price per share of our common stock at the time of the offering.

Effects of the Reverse Stock Split and Authorized Share Reduction

    Accounting Matters

        On the effective date of the Reverse Stock Split, the net loss per share and net book value of the common stock will be increased because there will be fewer shares of common stock outstanding.

    Effect on Authorized and Outstanding Shares

        The table below depicts the effects of the Reverse Stock Split and the Authorized Share Reduction on the number of shares of common stock outstanding, the number of shares of common stock reserved for future issuance and the number of authorized but unissued shares of common stock available for future issuance.

	Common Stock Outstanding, assuming Conversion of the Preferred Stock (1)	Reserved Shares (2)	Authorized but Unissued and Unreserved Common Stock
Before Reverse Stock Split and Authorized Share Reduction	514,320,624	25,338,188	60,341,188
After Reverse Stock Split and Authorized Share Reduction	25,716,031	1,266,909	18,017,060

(1)
As of May 5, 2004.

(2)
Includes (i) 25,091,488 shares of our common stock reserved for future grants under our stock based employee compensation plans (1,254,574 after the reverse split), (ii) 103,780 shares of common stock issuable upon exercise of outstanding common stock warrants (5,189 after the reverse split), (iii) 121,600 shares of our common stock issuable upon the exercise of outstanding stock options issued by us under our stock based employee compensation plans (6,080 after the reverse split) and (iv) 21,320 shares of our common stock issuable upon conversion of our convertible subordinated notes due 2007 (1,066 after the reverse split).

        With the exception of the number of shares that are authorized and issued and outstanding, the rights and preferences of the shares of the common stock prior and subsequent to the Reverse Stock Split and Authorized Share Reduction will remain the same. Following the effective date of the Reverse Stock Split and Authorized Share Reduction, it is not anticipated that our financial condition, the percentage ownership of management, the number of stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split and Authorized Share Reduction.

        The Reverse Stock Split will be implemented simultaneously for all of the common stock and the exchange ratio will be the same for all such stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any stockholder owning a fractional share. See "Fractional Shares" below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

        We are subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The proposed Reverse Stock Split will not affect the registration of the common stock under the Securities Exchange Act.

    Outstanding Options and Warrants

        On the effective date of the Reverse Stock Split, if approved, all outstanding contingent rights to acquire the Company's common stock, including outstanding options, warrants and convertible notes will be adjusted to reflect the Reverse Stock Split.

    Potential Odd Lots

        If approved, the Reverse Stock Split will result in some stockholders holding less than 100 shares of the Company's common stock, and, as a consequence, such stockholders may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the cost of transactions in even multiples of 100 shares.

Exchange of Stock Certificates

        As soon as practicable after the Amended and Restated Charter has been filed with the Secretary of State of Delaware and the effective date of the Reverse Stock Split, the Company, or its transfer agent, will send a letter of transmittal to each holder of record of its outstanding common stock. The letter of transmittal will contain instructions for the surrender of certificates representing the shares of common stock. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the holder's shares of common stock, the holder of record will be entitled to receive a certificate representing the number of new shares of common stock into which such holder's existing shares of common stock have been reclassified as a result of the Reverse Stock Split.

        No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing existing shares of common stock will be deemed for all corporate purposes after the effective date to evidence ownership of new shares of common stock in the appropriately reduced number. No fees or other commissions will be charged to stockholders to effect the exchange of existing shares for new shares.

Fractional Shares

        As a result of the Reverse Stock Split, the reclassification of a stockholder's existing shares of common stock into new shares of common stock as described above may result in the creation of fractional shares. For instance, a stockholder who owns 105 shares of common stock would be entitled to receive after the effective date of the Reverse Stock Split 5 1/4 shares of common stock. The one-fourth share is a fractional share.

        No certificates will be issued for fractional shares that result from the Reverse Stock Split. Stockholders who would be entitled to receive fractional shares after the Reverse Stock Split will be entitled to a cash payment in lieu of the fractional shares. In order to receive the cash payment, stockholders must surrender any certificates representing fractional shares to the Company, or its transfer agent, which will then issue a new certificate representing the whole number of shares to which the holder is entitled as a result of the Reverse Stock Split plus a cash payment in place of the fractional shares at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the common stock for the last ten (10) trading days prior to the effective date of the Reverse Stock Split (or if such price is not available, the average of the last bid and ask prices of the common stock on such days or other price determined by the board of directors). The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to receive payment as described.

Certain Federal Income Tax Consequences

        The Company believes that the federal income tax consequences of the Reverse Stock Split to holders of existing shares will be as follows:

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  No gain or loss will be recognized by a stockholder on the surrender of their existing shares of common stock or upon receipt of a certificate representing the new number of shares of common stock (except to the extent of any cash received in lieu of a fractional share);

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  Gain or loss equal to the difference, if any, between the amount of cash received for fractional shares and the stockholder's basis in the fractional shares will be recognized by the stockholder;

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  The aggregate tax basis of the shares after the Reverse Stock Split will equal the aggregate tax basis of the shares exchanged therefore;

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  The holding period of the shares after the Reverse Stock Split will include the holding period of the holder's existing shares; and

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  The conversion of the existing shares into the new shares after the Reverse Stock Split will produce no gain or loss to us.

        The Company's belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. This summary also assumes that the existing shares of common stock were, and the new shares of common stock will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which the stockholder resides. The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides summary information regarding the beneficial ownership of the Company's outstanding capital stock as of May 5, 2004, after giving effect to the Reverse Stock Split and the Equity Conversion for:

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  each person or group who beneficially owns more than 5% of the Company's capital stock on a fully diluted basis;

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  each of the named executive officers;

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  each of the Company's directors; and

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  all of the Company's directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 5, 2004 and shares of restricted stock not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options or shares of restricted stock, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Ownership
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487(1)	4,931,631	19.18%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880(3)	3,965,045	15.42%
Entities affiliated with BNP Europe Telecom & Media Fund II, LP(5)	3,874,768	15.07%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301(2)	3,305,274	12.85%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024(4)	2,011,542	7.82%
Cisco Systems Capital Corporation(6)	3,409,995	13.26%
Dave Schaeffer(7)	907,596	3.53%
Erel Margalit(1)	4,931,631	19.18%
Michael Carus(1)	4,931,631	19.18%
Edward Glassmeyer(3)	3,965,045	15.42%
Jean-Jacques Bertrand(5)	3,874,768	15.07%

Timothy Weingarten(2)	3,305,274	12.85%
Steven Brooks(4)	2,011,542	7.82%
H. Helen Lee(8)	90,885	*
Mark Schleifer(9)	11,500	*
Robert Beury(10)	11,500	*
Bruce Wagner(11)	12,981	*
Directors and executive officers as a group (14 persons)(12)	19,157,264	62.37

*
Less than 1%

(1)
Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.

(2)
Includes shares held by entities affiliated with Worldview Technology Partners, of which Mr. Weingarten is an employee, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.

(3)
Includes shares held by entities affiliated with Oak Investment Partners, of which Mr. Glassmeyer is a director, including: (a) Oak Investment Partners IX, LP, (b) Oak IX Affiliates Fund, LP, and (c) Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(4)
Includes shares held by entities affiliated with Broadview Capital Partners, of which Mr. Brooks is Managing Partner, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) Broadview Capital Partners Affiliates Fund, (e) Broadview Capital Partners Management, and (f) Broadview Capital Partners Qualified Purchaser Fund. Mr. Brooks disclaims beneficial ownership of such shares.

(5)
Includes shares held by Natio Vie Developpement3, Fonds Communde Placement a Risque ("NVD3"), and BNP Europe Telecom & Media Fund II ("BNP ETMF"). BNP ETMF may be deemed to beneficially own the shares owned by NVD3 by virtue of their relationship, whereby BNP Private Equity SA ("BNP PE") is the management company of NVD 3 and BNP PE shares certain common directors with General Business Finance and Investments Ltd ("GBFI"), the general partner of BNP ETMF. Pursuant to the terms of the merger agreement pursuant to which the Series I and Series J Preferred Stock were issued, Jean Jacques Bertrand became a member of the Company's Board of Directors. Mr. Bertrand is a member of the Board of Directors of BNP PE and is a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF.

(6)
Includes 11,000 shares of Series F Preferred Stock, convertible into 3,409,995 shares of common stock.

(7)
Includes 14,771 shares of common stock, 8,021 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 200 shares of Series G preferred stock convertible into 196,174 shares of common stock and 18,113 shares of Series H Preferred Stock, convertible into 696,651 shares of common stock.

(8)
Includes 2,363 shares of Series H Preferred Stock, convertible into 90,885 shares of common stock. Ms. Lee resigned on May 3, 2004 and accordingly forfeits her Series H preferred stock that remained restricted on that date.

(9)
Includes 299 shares of Series H Preferred Stock, convertible into 11,500 shares of common stock.

(10)
Includes 299 shares of Series H Preferred Stock, convertible into 11,500 shares of common stock.

(11)
Includes 337 shares of Series H Preferred Stock, convertible into 12,981 shares of common stock. Mr. Wagner resigned on February 27, 2004 and accordingly forfeits his Series H preferred stock that remained restricted on that date.

(12)
See footnotes (1) through (6) above. Consists of Dave Schaeffer, H. Helen Lee, Bruce Wagner, Mark Schleifer, Robert Beury, Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, Jean-Jacques Bertrand, R. Brad Kummer, Timothy O'Neill and Thaddeus Weed.

FINANCIAL AND OTHER INFORMATION REGARDING THE COMPANY

        The following additional information is attached to this Information Statement as indicated below:

  •
  The audited balance sheets for fiscal years ended December 31, 2003 and 2002 and audited statements of operations, statements of stockholders' equity and statements of cash flows for the years ended 2003, 2002 and 2001 and related notes thereto (attached hereto as Appendix B);

  •
  The unaudited balance sheets as of March 31, 2004 and unaudited statements of operations, and statements of cash flows for the three-month periods ended March 31, 2003 and 2004 and related notes thereto (attached hereto as Appendix C).

  •
  The unaudited pro forma financial statements and related notes as of December 31, 2003 and the related notes thereto (attached hereto as Appendix D);

  •
  "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods covered by the audited and unaudited financial statements (attached hereto as Appendix E); and

  •
  "Quantitative and Qualitative Disclosures About Market Risk" (attached hereto as Appendix F).

OTHER MATTERS

        The Company has filed an Annual Report for its fiscal year ended December 31, 2003 on Form 10-K and a Quarterly Report for the three months ended March 31, 2004 on Form 10-Q with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K or the Form 10-Q by writing to Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

By Order of the Board of Directors

David Schaeffer, Chairman and Chief Executive Officer

Dated: May 19, 2004
Washington, D.C.

Appendix A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

        Cogent Communications Group, Inc., (the "Corporation"), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY AS FOLLOWS:

          1.     That the name of the Corporation is Cogent Communications Group, Inc.

          2.     That on                            , 2004 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

          3.     That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

          4.     This Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

        The text of the Corporation's certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

        The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is the Corporation Corporation.

ARTICLE 3. PURPOSE.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

        A.    Authorized Shares.    Effective                 , 2004, immediately prior to the effectiveness of the registration statement on Form S-1 (no. 333-        ) filed by the Corporation with the Securities and

Exchange Commission (such immediately prior time, the "Reverse Split Effective Time"), there shall be a twenty (20) into one (1) reverse stock split of the Corporation's Common Stock, whereby every twenty (20) shares of the Corporation's Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) share of Common Stock, par value $.001 per share.

        The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is thirty million ten thousand (30,010,000) shares, of which: (i) forty five million (45,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) ten thousand (10,000) shares, of a par value of $.001 per share, of authorized but unissued Preferred Stock.

        The authorized but unissued Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Except as otherwise set forth in a certificate designating any authorized but unissued Preferred Stock (such certificate, a "Certificate of Designation"), the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

        B.    Preferred Stock.    Except as otherwise required by the General Corporation Law or as provided in the Certificate of Designation relating to such series of Preferred Stock, shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        C.    Common Stock.

        1.    Prior Rights of Preferred Stock.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of Preferred Stock as may be issued in accordance with the provisions hereof.

        2.    Voting Rights.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

        3.    Dividends.    Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        4.    Increases or Decreases.    Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the then outstanding Preferred Stock) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

        A.    Indemnification.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        B.    Limitation of Liability.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        C.    Prospective Amendment.    Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

        Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated:                        , 2004

COGENT COMMUNICATIONS GROUP, INC.
David Schaeffer President

Appendix B

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

	2002	2003
Assets
Current assets:
Cash and cash equivalents	$39,314	$7,875
Short term investments ($1,281 and $753 restricted, respectively)	3,515	4,115
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $2,868, respectively	5,516	5,066
Prepaid expenses and other current assets	2,781	905

Total current assets	51,126	17,961
Property and equipment:
Property and equipment	365,831	400,097
Accumulated depreciation and amortization	(43,051)	(85,691)

Total property and equipment, net	322,780	314,406
Intangible assets:
Intangible assets	23,373	26,780
Accumulated amortization	(8,718)	(18,671)

Total intangible assets, net	14,655	8,109
Other assets ($4,001 and $1,608 restricted, respectively)	19,116	3,964

Total assets	$407,677	$344,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,296
Accrued liabilities	18,542	7,885
Cisco credit facility, in default at December 31, 2002	250,305	—
Current maturities, capital lease obligations	3,505	3,646

Total current liabilities	280,182	18,827
Amended and Restated Cisco Note	—	17,842
Capital lease obligations, net of current	55,280	58,107
Convertible subordinated notes, net of discount of $78,140 and $6,084, respectively	38,840	4,107
Other long term liabilities	749	803

Total liabilities	375,051	99,686

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2002, none at December 31, 2003	25,892	—
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 shares issued and outstanding in 2002, none at December 31, 2003	88,009	—
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2002, none at December 31, 2003	61,345	—
Convertible preferred stock, Series F, $0.001 par value; none and 11,000 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $11,000	—	10,904
Convertible preferred stock, Series G, $0.001 par value; none and 41,030 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $123,000	—	40,787
Convertible preferred stock, Series H, $0.001 par value; none and 54,001 shares authorized, 53,372 shares issued and outstanding at December 31, 2003; liquidation preference of $9,110	—	45,990
Common stock, $0.001 par value; 1,055,000 and 19,750,000 shares authorized, respectively; 174,191 and 653,567 shares issued and outstanding, respectively	4	14
Additional paid-in capital	49,199	232,461
Deferred compensation	(6,024)	(32,680)
Stock purchase warrants	9,012	764
Treasury stock, none and 61,461 shares at December 31, 2003	—	(90)
Accumulated other comprehensive (loss) income — foreign currency translation adjustment	(44)	628
Accumulated deficit	(194,767)	(54,024)

Total stockholders' equity	32,626	244,754

Total liabilities and stockholders' equity	$407,677	$344,440

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2002	2003
Service revenue, net	$3,018	$51,913	$59,422
Operating expenses:
Network operations (including $307, $233 and $1,307 of amortization of deferred compensation, respectively, exclusive of amounts shown separately)	20,297	49,324	48,324
Selling, general, and administrative (including $2,958, $3,098 and $17,368 of amortization of deferred compensation, and $479, $3,209 and $3,876 of allowance for doubtful accounts expense, respectively)	30,280	36,593	43,938
Gain on settlement of vendor litigation	—	(5,721)	—
Depreciation and amortization	13,535	33,990	48,387

Total operating expenses	64,112	114,186	140,649

Operating loss	(61,094)	(62,273)	(81,227)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432
Gain — Allied Riser note exchange	—	—	24,802
Settlement of note holder litigation	—	(3,468)	—
Interest income and other	2,126	1,739	1,512
Interest expense	(7,945)	(36,284)	(19,776)

(Loss) income before extraordinary item	$(66,913)	$(100,286)	$140,743

Extraordinary gain — Allied Riser merger	—	8,443	—

Net (loss) income	$(66,913)	$(91,843)	$140,743

Beneficial conversion charge	(24,168)	—	(52,000)

Net (loss) income applicable to common shareholders	$(91,081)	$(91,843)	$88,743

Net (loss) income per common share:
(Loss) income before extraordinary item	$(951.82)	$(616.34)	$363.47
Extraordinary gain	—	$51.89	—

Basic net (loss) income per common share	$(951.82)	$(564.45)	$363.47

Beneficial conversion charge	$(343.78)	—	$(134.29)

Basic net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$229.18

Diluted net (loss) income per common share — before extraordinary item	$(951.82)	$(616.34)	$17.73
Extraordinary gain	—	$51.89	—

Diluted net (loss) income per common share	$(951.82)	$(564.45)	$17.73
Beneficial conversion charge	$(343.78)	—	$(6.55)

Diluted net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$11.18

Weighted-average common shares — basic	70,300	162,712	387,218
Weighted-average common shares — diluted	70,300	162,712	7,938,898

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common stock						Preferred Stock—A		Preferred Stock—B		Preferred Stock—C
			Additional Paid-in Capital	Deferred Compensation	Treasury Stock	Stock Purchase Warrants
	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	70,035	$1	$189	$—	$—	$—	26,000,000	$25,892	19,809,783	$90,009	—	$—
Exercises of stock options	456	—	21	—	—	—	—	—	—	—	—	—
Issuance of stock purchase warrants	—	—	—	—	—	8,248	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	49,773,402	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	70,491	1	38,724	(11,081)	—	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345
Exercises of stock options	365	—	1	—	—	—	—	—	—	—	—	—
Issuance of common stock, options and warrants — Allied Riser merger	100,484	3	10,230	—	—	764	—	—	—	—	—	—
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—
Conversion of Series B convertible preferred stock	2,853	—	2,000	—	—	—	—	—	(439,560)	(2,000)	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	174,192	4	49,199	(6,024)	—	9,012	26,000,000	25,892	19,370,223	88,009	49,773,402	61,345
Cancellations of shares granted to employees	—	—	(569)	995	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	18,675	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Issuances of preferred stock, net	—	—	—	(46,416)	—	—	—	—	—	—	—	—
Conversion of preferred stock into common stock	538,786	10	183,744	—	—	(8,248)	(26,000,000)	(25,892)	(19,362,531)	(87,974)	(49,773,402)	(61,345)
Cancellation of common stock — treasury stock	(61,291)	—	—	90	(90)	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	(171)	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	2,051	—
Cancellation of Series B preferred stock	—	—	35	—	—	—	—	—	(7,692)	(35)	—	—
Issuance of options for common stock — FNSI acquisition	—	—	52	—	—	—	—	—	—	—	—	—
Beneficial conversion charge	—	—	52,000	—	—	—	—	—	—	—	—	—
Reclassification of beneficial conversion charge to additional paid in capital	—	—	(52,000)	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	653,567	$14	$232,461	$(32,680)	$(90)	$764	—	$—	—	$—	—	$—

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Preferred Stock—D		Preferred Stock—E		Preferred Stock—F		Preferred Stock—G		Preferred Stock—H		Foreign Currency Translation Adjustment			Accumulated Other Comprehensive Income
												Accmuluated Deficit	Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(11,843)	$104,248	$—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	21	—
Issuance of stock purchase warrants	—	—	—	—	—	—	—	—	—	—	—	—	8,248	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	—	—	61,345	—
Deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,265	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)	—

Balance at December 31, 2001	—	—	—	—	—	— —	—	—	—	—	—	(102,924)	110,214	—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	1	—
Issuance of common stock, options and warrants — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	10,998	—
Deferred compensation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(30)	—
Conversion of Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(44)	—	(44)	(44)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,331	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	(91,843)	(91,843)

Balance at December 31, 2002	—	—	—	—	—	—	—	—	—	—	(44)	(194,767)	32,626	(91,887)
Cancellations of shares granted to employees	—	—	—	—	—	—	—	—	(500)	(426)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	18,675	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	672	—	672	672
Issuances of preferred stock, net	3,426,293	4,272	3,426,293	4,272	11,000	10,904	41,030	40,787	53,872	46,416	—	—	60,235	—
Conversion of preferred stock into common stock	(3,426,293)	(4,272)	(3,426,293)	(4,272)	—	—	—	—	—	—	—	—	(8,249)	—
Cancellation of common stock — treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cancellation of Series B preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of options for common stock — FNSI acquisition	—	—	—	—	—	—	—	—	—	—	—	—	52	—
Beneficial conversion charge	—	—	—	—	—	—	—	—	—	—	—	(52,000)	—	—
Reclassification of benefical conversion charge to additional paid in capital	—	—	—	—	—	—	—	—	—	—	—	52,000	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	140,743	140,743	140,743

Balance at December 31, 2003	—	$—	—	$—	11,000	$10,904	41,030	$40,787	53,372	$45,990	$628	$(54,024)	$244,754	$49,528

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS)

	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(66,913)	$(91,843)	$140,743
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Depreciation and amortization, including amortization of debt issuance costs	13,594	36,490	49,746
Amortization of debt discount — convertible notes	—	6,086	1,827
Amortization of deferred compensation	3,265	3,331	18,675
Extraordinary gain — Allied Riser merger	—	(8,443)	—
Gain — Cisco credit facility troubled debt restructuring	—	—	(215,432)
Gain — Allied Riser note exchange	—	—	(24,802)
Gain on settlement of vendor litigation	—	(5,721)	—
Changes in assets and liabilities:
Accounts receivable	(1,156)	(2,894)	712
Prepaid expenses and other current assets	1,107	1,189	744
Other assets	(2,660)	1,134	1,899
Accounts payable and accrued liabilities	5,977	19,104	(1,469)

Net cash used in operating activities	(46,786)	(41,567)	(27,357)

Cash flows from investing activities:
Purchases of property and equipment	(118,020)	(75,214)	(24,016)
Cash acquired in Allied Riser merger	—	70,431	—
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	(3,617)	—
Purchases of short term investments, net	(1,746)	(1,769)	(600)
Purchases of intangible assets	(11,886)	(9,617)	(700)

Net cash used in investing activities	(131,652)	(19,786)	(25,316)

Cash flows from financing activities:
Borrowings under Cisco credit facility	107,632	54,395	8,005
Exchange agreement payment — Allied Riser notes	—	—	(4,997)
Exchange agreement payment — Cisco credit facility debt restructuring	—	—	(20,000)
Proceeds from option exercises	21	1	—
Repayment of capital lease obligations	(12,754)	(2,702)	(3,076)
Deferred equipment discount	5,618	—	—
Issuances of preferred stock, net of issuance costs	61,345	—	40,630

Net cash provided by financing activities	161,862	51,694	20,562

Effect of exchange rate changes on cash	—	(44)	672

Net decrease in cash and cash equivalents	(16,576)	(9,703)	(31,439)
Cash and cash equivalents, beginning of year	65,593	49,017	39,314

Cash and cash equivalents, end of year	$49,017	$39,314	$7,875

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,943	$12,440	$5,013
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	23,990	33,027	6,044
Warrants issued in connection with credit facility	8,248	—	—
Borrowing under credit facility for payment of loan costs and interest	6,441	14,820	4,502
Allied Riser Merger
Fair value of assets acquired		$74,791
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(8,443)

Fair value of liabilities assumed		$55,381

NetRail Acquisition
Fair value of assets acquired	12,090
Less: cash paid	(11,740)

Fair value of liabilities assumed	350

PSINet Acquisition
Fair value of assets acquired		16,602	700
Less: cash paid		(9,450)	(700)

Fair value of liabilities assumed		7,152	—

FNSI Acquisition
Fair value of assets acquired			3,018
Less: valuation of options for common stock			(52)

Fair value of liabilities assumed			2,966

Exchange Agreement with Cisco Capital (See Note 1)

Conversion of preferred stock under Purchase Agreement (See Note 1)

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2002, and 2003

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada and in 2004 expanded its operations into Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Wiltel Communications Group, Inc. ("Wiltel"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, Symposium Gamma, Inc. ("Gamma"), merged with the Company, as further discussed in Note 14. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company plans to continue to support Firstmark's products including point-to-point transport and transit services in over 40 markets and almost 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 6,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Asset Purchase Agreement—PSINet, Inc.

        In April 2002, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or at that time 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Troubled Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, the Company was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. The Company violated a financial debt covenant during the fourth quarter of 2002 and failed to subsequently cure the violation. Accordingly, the Company was in default on the credit facility and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital while at the same time selling a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the Cisco credit facility restructuring. On June 26, 2003, the Company's stockholders approved these transactions.

        In order to restructure the Company's credit facility the Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of $262.8 million of indebtedness plus $6.3 million of accrued interest and return warrants exercisable for the purchase of 40,000 shares of

Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") with an aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement.

        This transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of Series G preferred stock in several sub-series for gross cash proceeds of $41.0 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        Under the Exchange Agreement:

  •
  The Company paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  The Company issued to Cisco Capital a $17.0 million promissory note payable;

  •
  The default under the Cisco credit facility was eliminated;

  •
  The amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  The service provider agreement with Cisco was amended;

  •
  The Cisco Warrants were cancelled.

        The conversion of the Company's existing preferred stock into a total of 0.5 million shares of $0.001 par value common stock is detailed below. The conversion resulted in the elimination of the book values of these series of preferred stock and a corresponding increase to common stock of $10,000 based upon the common stock's par value and an increase in additional paid in capital of $183.7 million.

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.00500	130,000
Series B	19,362,531	0.00649	125,653
Series C	49,773,402	0.00500	248,867
Series D	3,426,293	0.00500	17,131
Series E	3,426,293	0.00500	17,131

TOTAL	101,988,519		538,782

        The gain resulting from the retirement of the amounts outstanding under the credit facility under the Exchange Agreement was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest payments	17,842
Transaction costs	1,167

Total consideration	50,009
Amount outstanding under the Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized Cisco credit facility loan costs	11,922

Gain — Cisco credit facility — troubled debt restructuring	$(215,432)

        On a basic income and diluted income per share basis the gain was $556.36 and $27.14, respectively, for the year ended December 31, 2003.

Management's Plans and Business Risk

        The Company has experienced losses since its inception in 1999 and as of December 31, 2003 has an accumulated deficit of approximately $54 million and a working capital deficit of $0.9 million. The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe into its operations and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors.

        On March 30, 2004, the Company merged with Symposium Omega, Inc ("Omega"). Prior to the merger, Omega had raised approximately $19.5 million in cash. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. Management believes that the Company's resources are adequate to meet its funding requirements until cash generated from its operations exceeds its funding requirements. Although management believes that the Company will successfully mitigate its risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is reasonably assured. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over the contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves on a monthly basis by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 and the year ended December 31, 2003 was approximately $4.3 million and $5.6 million, respectively. ARC Canada's total assets were approximately $7.5 million at December 31, 2002 and $11.8 million at December 31, 2003.

Foreign Currency Translation Adjustment

        The Company uses the U.S. dollar as its functional currency for operations in the U.S. and the Canadian dollar for STOC. The assets and liabilities of STOC are translated at the exchange rate prevailing at the balance sheet date. Related revenue and expense accounts for STOC are translated using the average exchange rate during the period. Cumulative foreign currency translation adjustments of $628,000 and ($44,000) at December 31, 2003 and 2002, respectively, are included in "Accumulated other comprehensive (loss) income" in the Consolidated Balance Sheets and in the Consolidated Statements of Changes in Shareholders' Equity.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2002 and 2003, the Company's marketable securities consisted of money market accounts, certificates of deposit and commercial paper.

        The Company is party to letters of credit totaling approximately $2.4 million as of December 31, 2003. These letters of credit are secured by certificates of deposit and commercial paper investments of approximately $2.4 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value of these instruments is zero since performance is not likely to be required.

        At December 31, 2002 and 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $10.2 million. The notes were recorded at their fair value of approximately $2.9 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date.

Short-Term Investments

        Short-term investments consist primarily of commercial paper with original maturities beyond three months, but less than 12 months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments, other assets and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale customers and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its traditional retail service.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 or 2003. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003
Net (loss) income, as reported	$(66,913)	$(91,843)	$140,743
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	3,265	3,331	18,675
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(3,159)	(4,721)	(19,866)

Pro forma — net (loss) income	$(66,807)	$(93,233)	$139,552

(Loss) income per share as reported — basic	$(951.82)	$(564.45)	$363.47

Pro forma (loss) income per share — basic	$(950.31)	$(572.99)	$360.40

(Loss) income per share as reported — diluted	$(951.82)	$(564.45)	$17.73

Pro forma (loss) income per share — diluted	$(950.31)	$(572.99)	$17.58

        The weighted-average per share grant date fair value of options granted was $297 in 2001, $48.80 in 2002 and $11.20 in 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128%, for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162% and for 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 197%. The weighted-average per share grant date fair value of Series H convertible preferred shares granted to employees in 2003 was $43.12 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38 shares of common stock.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation for 2001 and 2002 because their effect would be anti-dilutive.

        For the years ended December 31, 2001, and 2002, options to purchase 0.1 million and 0.1 million shares of common stock at weighted-average exercise prices of $106 and $88.20 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001, 2002 and 2003, 95.6 million and 95.1 million shares of preferred stock, which were convertible into 35,000 and 35,000 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2002 and 2003, approximately 12,250 and 877 shares, respectively, of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the years ended December 31, 2002 and 2003, warrants for approximately 5,200 and 2,500 shares, respectively, of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

        The following details the determination of the diluted weighted average shares for the year ended December 31, 2003.

Year Ended December 31, 2003
Weighted average common shares outstanding — basic	387,218
Dilutive effect of stock options	370
Dilutive effect of preferred stock	7,548,634
Dilutive effect of warrants	2,676

Weighted average shares — diluted	7,938,898

        There is no effect on net income for the year ended December 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The adoption of this statement on January 1, 2003 did not have a material impact on the Company's operations or financial position.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not recognized costs associated with exit or disposal activities and as a result the adoption of this statement did not have a material impact on the Company's operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. The Company has adopted SFAS No. 148 by including the required additional disclosures.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," ("FIN 45") which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003, the Company provided an indemnification to certain selling former shareholders of LNG as discussed in Note 9. Pursuant to FIN 45, the Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003.The Company does not have any financial instruments that meet the provisions of SFAS No. 150; therefore, adopting the provisions of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on the Company's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on the Company's consolidated financial statements.

2.     Acquisitions:

        The acquisition of the assets of NetRail, PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The FNSI purchase price allocation is preliminary and further refinements may be made. The PSINet purchase price was increased by $700,000 during 2003 to reflect the settlement of the pre-existing contingency discussed in Note 9. The operating results related to the acquired assets of NetRail, PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of their acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the respective acquisition dates (in thousands).

	NetRail	Allied Riser	PSINet	FNSI
Current assets	$200	$71,502	$4,842	$291
Property, plant & equipment	150	—	294	—
Intangible assets	11,740	—	12,166	2,727
Other assets	—	3,289	—	—

Total assets acquired	$12,090	$74,791	$17,302	$3,018

Current liabilities	—	20,621	7,852	2,941
Long term debt	—	34,760	—	25

Total liabilities assumed	—	55,381	7,852	2,966

Net assets acquired	$12,090	$19,410	$9,450	$52

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11.0 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($5.4 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years. The intangible assets acquired in the FNSI acquisition were allocated to customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). These intangible assets are being amortized in periods ranging from one to two years.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock at the acquisition date, or approximately 100,000 shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $0.8 million and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers' common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the years ended December 31, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2002	Year Ended December 31, 2003
Revenue	$72,763	$61,172
Net (loss) income before extraordinary items	(108,739)	140,236
Net (loss) income	(100,296)	140,236
(Loss) income per share before extraordinary items — basic	$(668.29)	$362.20
(Loss) income per share before extraordinary items — diluted	$(668.29)	$17.60
(Loss) income per share — basic	$(616.40)	$362.20
(Loss) income per share — diluted	$(616.40)	$17.60

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2002	2003
Owned assets:
Network equipment	$173,126	$186,204
Software	6,998	7,482
Office and other equipment	2,600	4,120
Leasehold improvements	35,016	50,387
System infrastructure	29,996	32,643
Construction in progress	5,866	988

	253,602	281,824
Less — Accumulated depreciation and amortization	(36,114)	(72,762)
	217,488	209,062
Assets under capital leases:
IRUs	112,229	118,273
Less — Accumulated depreciation and amortization	(6,937)	(12,929)

	105,292	105,344

Property and equipment, net	$322,780	$314,406

        Depreciation and amortization expense related to property and equipment and capital leases was $12.2 million, $26.6 million and $38.4 million, for the years ended December 31, 2001, 2002 and 2003, respectively.

Capitalized interest, labor and related costs

        In 2001, 2002 and 2003, the Company capitalized interest of $4.4 million, $0.8 million and $0.1 million, respectively. In 2001, 2002 and 2003, the Company capitalized salaries and related benefits of $7.0 million, $4.8 million and $2.6 million, respectively.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2002	2003
General operating expenditures	$8,315	$4,541
Litigation settlement accruals	5,168	400
Deferred revenue	1,250	486
Payroll and benefits	543	419
Taxes	1,937	1,584
Interest	1,329	455

Total	$18,542	$7,885

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2002	2003
Peering arrangements (weighted average life of 36 months)	$15,740	$16,440
Customer contracts (weighted average life of 25 months)	5,575	8,145
Trade name (weighted average life of 36 months)	1,764	1,764
Non-compete agreements (weighted average life of 45 months)	294	431
Total (weighted average life of 33 months)	$23,373	$26,780
Less — accumulated amortization	(8,718)	(18,671)

Intangible assets, net	$14,655	$8,109

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001, 2002 and 2003 was approximately $1.3 million, $7.4 million and $10.0 million respectively. Future amortization expense related to intangible assets is expected to be $7.0 million, $1.1 million, $59,000, and $15,000 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2002	2003
Prepaid expenses	$500	$378
Deposits	5,335	3,419
Indemnification	—	167
Deferred financing costs	13,281	—

Total	$19,116	$3,964

        Deferred financing costs were costs related to the Cisco credit facility. In connection with the restructuring of the Cisco credit facility, these amounts were written-off in 2003 as discussed in Note 1.

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. Borrowings under the credit facility were subject to Cogent's satisfaction of certain operational and financial covenants. Cogent was in violation of a 2002 financial covenant and failed to subsequently cure the violation. Accordingly, the payment of outstanding borrowings under the credit facility may have been accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation was recorded as a current liability on the accompanying December 31, 2002 balance sheet. Immediately prior to the closing of the Exchange Agreement on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest).

Restructuring and Amended and Restated Credit Agreement

        In connection with the Exchange Agreement as further described in Note 1, the Company entered into the Amended and Restated Credit Agreement with Cisco Capital which became effective on July 31, 2003. Under the Amended and Restated Credit Agreement the Company's indebtedness to Cisco was reduced to a $17.0 million note and Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets, however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender.

        The restructured debt is evidenced by the Amended and Restated Cisco Note for $17.0 million payable to Cisco Capital. The Amended and Restated Cisco Note was issued under the Amended and Restated Credit Agreement that is to be repaid in three installments. No interest is payable, nor does interest accrue on the Amended and Restated Cisco Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest accrued is due in 54 months. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million, each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending December 31,
2004	$—
2005	—
2006	7,515
2007	5,304
2008	5,023
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 0.01 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on these notes since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation discussed in Note 9. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. This discount is accreted to interest expense through the maturity date.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2002	2003
Net operating loss carry-forwards	$179,151	$234,059
Depreciation	(6,097)	(23,627)
Start-up expenditures	3,912	3,724
Accrued liabilities	4,833	3,633
Deferred compensation	2,677	10,255
Other	40	28
Valuation allowance	(184,516)	(228,072)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $577 million expire in 2020 to 2023. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include amounts that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that its gains on the settlement of debt with certain Allied Riser note holders and its debt restructuring with Cisco Capital for financial reporting purposes will not result in taxable income. However, these transactions resulted in a reduction to the Company's net operating loss carry forwards of approximately $20 million in 2003 and will result in further reductions to the Company's net operating loss carry forwards of approximately $291 million in 2004.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2001	2002	2003
Federal income tax (benefit) at statutory rates	34.0%	34.0%	34.0%
State income tax (benefit) at statutory rates, net of Federal benefit	6.6	7.6	(3.7)
Impact of permanent differences	—	5.3	(53.0)
Change in valuation allowance	(40.6)	(46.9)	22.7

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2004	$8,334
2005	6,493
2006	5,999
2007	6,001
2008	6,001
Thereafter	77,647

Total minimum lease obligations	110,475
Less — amounts representing interest	(48,722)

Present value of minimum lease obligations	61,753
Current maturities	(3,646)

Capital lease obligations, net of current maturities	$58,107

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future minimum commitments under these arrangements are approximately $0.3 million each of the years ending December 31, 2004 through December 31, 2008 and $2.7 million therafter.

Cisco equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of July 31, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of the Cisco credit facility this agreement was amended. The amended agreement has no minimum purchase commitment but does have a requirement that the Company purchase Cisco equipment for its network equipment needs. No financing is provided and the Company is required to pay Cisco in advance for any purchases.

Legal Proceedings

        Vendor Claims and Disputes.    One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $3.0 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company has not reflected this disputed amount as a liability. The Company intends to vigorously defend its position related to these charges.

        PSINet Liquidating, LLC.    On March 19, 2003 PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which the Company purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate alleged that the Company failed to make available for pick-up and failed to return all of the equipment that the Company was obligated to return under the terms of the asset purchase agreement and that the Company was in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company agreed with the PSINet estate on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement and the Company has funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. The Company believes that all equipment to be returned to the PSINet estate has been returned, and the Company is in the process of determining what, if any, amount will need to be released from the escrow account to the PSINet estate, as well as finalizing the purchase, in lieu of return, of selected equipment from the PSINet estate, for which the Company has accrued an additional $75,000.

        Employment Litigation    In 2003, a claim was filed against the Company by a former employee asserting primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2004	$15,019
2005	13,054
2006	10,842
2007	8,869
2008	7,346
Thereafter	28,469

$83,599

        Rent expense relates to leased office space and was $3.3 million in 2001 $3.3 million in 2002 and $2.3 million in 2003. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.1 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending December 31, 2004 through December 31, 2008.

Maintenance and connectivity agreements

        The Company pays a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments.

        Future minimum obligations as of December 31, 2003, related to these arrangements are as follows (in thousands):

Year ending December 31
2004	$3,461
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	47,348

$65,263

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

10.   Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved the Company's fourth amended and restated certificate of incorporation. The amended and restated charter increased the number of authorized shares of the Company's common stock from 1,055,000 shares to 19,750,000 shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock.

        On July 31, 2003 and in connection with the Company's debt restructuring and the Purchase Agreement, all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan.

        Each share of the Series G preferred stock, Series F preferred stock and Series H preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F preferred stock is convertible into 3.4 million shares of common stock. The Series G preferred stock is convertible into 12.7 million shares of common stock. The Series H preferred stock is convertible into 2.1 million shares of common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $11.0 million will be paid in cash to the holders of the Series F preferred stock, at least $123.0 million will be paid in cash to the holders of the Series G preferred stock and at least $9.1 million will be paid in cash to the holders of the Series H preferred stock before any payment is made to the holders of the Company's common stock.

Warrants and options

        Warrants to purchase 40,000 shares of the Company's common stock were issued to Cisco Capital in connection with working capital loans under the Company's credit facility. On July 31, 2003 these warrants were cancelled as part of the restructuring of the Company's debt to Cisco Capital.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 5,189 million shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $9,500 per share. These warrants were valued at approximately $0.8 million using the Black- Scholes method of valuation and are recorded as stock purchase warrants using the following assumptions—average risk free rates of 4.7 percent, an estimated fair value of the Company's common stock of $106.40, expected live of 8 years and expected volatility of 207.3%.

        In connection with the February 2003 purchase of certain assets of Fiber Network Solutions, Inc., options for 6,000 shares of common stock at $9 per share were issued to certain the former FNSI vendors. The fair value of these options was estimated at $52,000 at the date of grant with the following weighted-average assumptions—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 10.0 years, and expected volatility of 128%.

Offer to exchange—Series H Preferred Stock

        In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 60,000 shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all 60,000 shares of Subject Common Stock were surrendered. The Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003 related to these grants of restricted stock under this offer to exchange. The Company also granted approximately 350 shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $0.3 million. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period for grants to newly hired employees, the vesting period is generally 25% after one year with the remaining shares vesting over four years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

        A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the price per common share at which the Series F and Series G convertible preferred stock converted into at issuance were less than the quoted trading price of the Company's common stock on that date.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 74,500 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2003, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 2000	30,407	$198.00
Granted	41,104	$80.80
Exercised	(456)	$45.00
Cancellations	(13,159)	$242.00

Outstanding at December 31, 2001	57,896	$106.00

Granted	7,694	$38.60
Exercised	(365)	$2.60
Cancellations	(13,561)	$138.80

Outstanding at December 31, 2002	51,664	$88.20

Granted	7,859	$9.80
Exercised	—	—
Cancellations	(53,443)	$85.60

Outstanding at December 31, 2003	6,080	$9.00

        Options exercisable as of December 31, 2001, were 11,176 with a weighted-average exercise price of $144.80. Options exercisable as of December 31, 2002, were 25,342 with a weighted-average exercise price of $95.60. Options exercisable as of December 31,2003, were 6,002 with a weighted-average exercise price of $9.00. The weighted-average remaining contractual life of the outstanding options at December 31, 2003, was approximately 9 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2003

Range of Exercise Prices	Number Outstanding 12/31/2003	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$9.00	6,075	9.16	$9.00	6,000	$9.00
$40.00	5	8.01	$40.00	2	$0.10

Deferred Compensation Charge—Stock Options

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge was amortized over the vesting period of the related options which was generally four years. In connection with the October 2003 offer to exchange and granting of Series H preferred stock the remaining $3.2 million unamortized balance of deferred compensation is now amortized over the vesting period of the Series H preferred stock.

        Compensation expense related to stock options was approximately $3.3 million for the years ended December 31, 2001 and 2002 and $2.3 million for the year ended December 31, 2003.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $453,000 in 2001, $410,000 in 2002 and $367,000 in 2003 in rent to this entity. In August 2003, the lease was amended to expire in August 2004. There are no amounts due to or from related parties at December 31, 2002 or 2003.

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business Europe. In connection with this transaction the Company provided an indemnification to certain former LNG shareholders.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Cost of network operations, including amortization of deferred compensation	6,908	16,007	14,243	12,166
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss	(17,959)	(24,562)	(25,409)	(23,914)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,914)
Net loss per common share	(136.20)	(143.60)	(146.80)	(137.20)
Weighted-average number of shares outstanding	131,898	170,979	173,200	174,192
	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519	$15,148	$14,522
Cost of network operations, including amortization of deferred compensation	10,739	12,282	12,067	13,236
Operating loss	(14,880)	(16,568)	(15,901)	(33,878)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432	—
Gain — Allied Riser note exchange	24,802	—	—	—
Net (loss) income	1,914	(22,796)	196,462	(34,837)
Net (loss) income applicable to common stock	1,914	(22,796)	144,462	(34,837)
Net (loss) income per common share — basic	11.00	(130.80)	369.60	(52,80)
Net (loss) income per common share — diluted	2.80	(130.80)	17.20	(52.80)
Weighted-average number of shares outstanding — basic	174,192	174,192	531,431	660,229
Weighted-average number of shares outstanding — diluted	692,257	174,192	11,429,777	660,229

        The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser. The net loss applicable to common stock for the third quarter of 2003 includes a non-cash beneficial conversion charge of $52.0 million.

14.   Subsequent events:

        Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to Firstmark, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in Firstmark to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of LambdaNet France. Gamma (and the Company after the merger) undertook to obtain the release of LNG from certain guarantee obligations. Prior to this transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, Gamma merged with the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder. The 2,575 shares of the Series I convertible participating preferred stock is convertible into approximately 0.8 million shares of the Company's common stock.

        The Company plans to continue to support the Firstmark's products including point-to-point transport and transit services. The Company also intends to introduce in Europe a new set of products and services based on the Company's current North American product set.

Short Term Loans to Firstmark

        In January 2004, Firstmark's subsidiary in France borrowed approximately $1.4 million from the Company. This amount was repaid in full in February 2004. In February 2004, Firstmark's subsidiaries in France and Spain each borrowed approximately $895,000 from the Company.

15.   Merger with Symposium Omega

        On March 30, 2004 the Company merged with Symposium Omega, Inc., ("Omega") a Delaware corporation. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million EUROS and includes monthly service fees of approximately 85,000 EUROS for co location and maintenance for the pair of single mode fibers.

        It is anticipated that the network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

Appendix C

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	March 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,875	$23,434
Short term investments ($753 and $664 restricted, respectively)	4,115	664
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $4,114, respectively	5,066	7,582
Accounts receivable — related party	—	580
Prepaid expenses and other current assets	905	6,752

Total current assets	17,961	39,012
Property and equipment:
Property and equipment	400,097	455,380
Accumulated depreciation and amortization	(85,691)	(98,322)

Total property and equipment, net	314,406	357,058
Intangible assets:
Intangible assets	26,780	27,780
Accumulated amortization	(18,671)	(21,419)

Total intangible assets, net	8,109	6,361
Other assets ($1,608 and $1,408 restricted, respectively)	3,964	5,058

Total assets	$344,440	$407,489

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,296	$16,213
Accounts payable — related party	—	1,085
Accrued liabilities	7,885	11,352
Current maturities, capital lease obligations	3,646	6,452

Total current liabilities	18,827	35,102
Amended and Restated Cisco Note	17,842	17,842
Convertible subordinated notes, net of discount of $6,084 and $5,853	4,107	4,338
Capital lease obligations, net of current	58,107	103,114
Other long-term liabilities	803	1,634

Total liabilities	99,686	162,030

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series F, $0.001 par value; 11,000 shares authorized, issued, and outstanding; liquidation preference of $29,100	10,904	10,904
Convertible preferred stock, Series G, $0.001 par value; 41,030 shares authorized, issued and outstanding; liquidation preference of $123,090	40,787	40,787
Convertible preferred stock, Series H, $0.001 par value; 54,001 shares authorized; 53,372 and 52,023 shares issued and outstanding, respectively; liquidation preference of $8,777	45,990	46,117
Convertible preferred stock, Series I, $0.001 par value; 2,575 shares authorized, issued and outstanding at March 31, 2004; liquidation preference of $7,725	—	2,545
Convertible preferred stock, Series J, $0.001 par value; 3,891 shares authorized, issued and outstanding at March 31, 2004; liquidation preference of $58,365	—	19,421
Common stock, $0.001 par value; 19,750,000 shares authorized; 653,567 and 699,758 shares outstanding, respectively	1	1
Additional paid-in capital	232,474	232,474
Deferred compensation	(32,680)	(29,775)
Stock purchase warrants	764	764
Treasury stock, 61,461 shares	(90)	(90)
Accumulated other comprehensive income	628	505
Accumulated deficit	(54,024)	(78,194)

Total stockholders' equity	244,754	245,459

Total liabilities and stockholders' equity	$344,440	$407,489

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(Unaudited)	(Unaudited)
Net service revenue	$14,233	$20,945
Operating expenses:
Network operations (including $57 and $212 of amortization of deferred compensation, respectively, exclusive of amounts shown separately)	10,739	15,947
Selling, general, and administrative (including $761 and $2,820 of amortization of deferred compensation, and $588 and $828 of allowance for doubtful accounts expense, respectively)	7,163	12,401
Depreciation and amortization	11,211	14,536

Total operating expenses	29,113	42,884

Operating loss	(14,880)	(21,939)
Gain — Allied Riser note exchange	24,802	—
Interest income and other	398	1,012
Interest expense	(8,406)	(3,243)

Net income (loss)	$1,914	$(24,170)

Beneficial conversion charge	—	(22,028)

Net income (loss) applicable to common stock	$1,914	$(46,198)

Net income (loss) per common share:
Basic net income (loss) per common share	$10.99	$(35.94)

Beneficial conversion charge	—	(32.76)

Basic net income (loss) per common share applicable to common stock	$10.99	$(68.70)

Diluted net income (loss) per common share	$2.76	$(35.94)

Beneficial conversion charge	—	(32.76)

Diluted net income (loss) per common share applicable to common stock	$2.76	$(68.70)

Weighted-average common shares — basic	174,191	672,457

Weighted-average common shares — diluted	692,257	672,457

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,914	$(24,170)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain — Allied Riser note exchange	(24,802)	—
Gain — sale of warrant	—	(858)
Depreciation and amortization, including debt costs	11,794	14,536
Amortization of debt discount — convertible notes	1,262	231
Amortization of deferred compensation	818	3,032
Loss on equipment sale	—	108
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	232	4,136
Accounts receivable — related party	—	(596)
Prepaid expenses and other current assets	(2,665)	(325)
Other assets	31	382
Accounts payable — related party	—	1,112
Accounts payable, accrued and other liabilities	(3,555)	(9,170)

Net cash used in operating activities	(14,971)	(11,582)

Cash flows from investing activities:
Purchases of property and equipment	(13,082)	(1,833)
(Purchases) sales of short term investments	(883)	3,451
Cash acquired — Firstmark acquisition	—	2,163
Cash acquired — Gamma acquisition	—	2,545
Cash acquired — Omega acquisition	—	19,421
Proceeds from sale of equipment	—	281
Proceeds from sale of warrant	—	3,467

Net cash (used in) provided by investing activities	(13,965)	29,495

Cash flows from financing activities:
Borrowings under Cisco credit facility	7,902	—
Repayment of advances from LNG Holdings — related party	—	(1,248)
Exchange agreement payment — Allied Riser notes	(4,998)	—
Repayments of capital lease obligations	(763)	(969)

Net cash provided by (used in) financing activities	2,141	(2,217)

Effect of exchange rate changes on cash	220	(137)
Net (decrease) increase in cash and cash equivalents	(26,575)	15,559
Cash and cash equivalents, beginning of period	39,314	7,875

Cash and cash equivalents, end of period	$12,739	$23,434

Supplemental disclosures of cash flow information:
Non-cash financing activities —
Capital lease obligations incurred	$7,316	$118
Borrowing under credit facility for payment of loan costs and interest	4,502	—
Issuance of Series I preferred stock for Gamma common stock		$2,575
Issuance of Series J preferred stock for Omega common stock		19,454
Symposium Gamma Merger — Firstmark acquisition
Fair value of assets acquired		$155,468
Negative goodwill		(76,636)
Less: valuation of Series I preferred stock issued		(2,575)

Fair value of liabilities assumed		$76,257

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003, and 2004
(unaudited)

1.     Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses located throughout North America and in Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company.

        The Company's high-speed Internet access service is delivered to its customers over a fiber-optic network. The Company's network is dedicated primarily to Internet Protocol data traffic. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers. The Company provides high-speed Internet access to businesses, universities, operators of Internet web sites, and other Internet service providers in North America and Europe.

Merger with Symposium Omega

        On March 30, 2004 Symposium Omega, Inc., ("Omega") a Delaware corporation and related party, merged with a subsidiary of the Company (Notes 8 and 11). Prior to the merger, Omega had raised approximately $19.5 million in cash and acquired the rights to a German fiber optic network. The German fiber optic network had no customers, employees or associated revenues. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million euros and includes monthly service fees of approximately 85,000 euros for co location and maintenance for the pair of single mode fibers. It is anticipated that the 2.3 million euro payment will be made and the German network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, a subsidiary of the Company merged with Symposium Gamma, Inc. ("Gamma"), a related party (Notes 8 and 11). This acquisition expanded the Company's network into Western Europe. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company is supporting Firstmark's products including point-to-point transport and transit services in over 40 markets and approximately 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement-Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 6,000 shares of the Company's common stock valued at $52,000 and the Company's agreement to assume certain liabilities totaling $3.0 million. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of its results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim condensed consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated.

Business risk

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe, into its operations and realize planned synergies, access to capital, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

International operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the three months ended March 31, 2003 and March 31, 2004 was approximately $2.0 million and $1.5 million, respectively. ARC Canada's total consolidated assets were approximately $11.8 million at December 31, 2003 and $11.7 million at March 31, 2004.

        The Company began recognizing revenue from operations in Europe through its wholly owned subsidiary, Symposium Omega, Inc. effective with the January 5, 2004 acquisition of Firstmark. All revenue is reported in United States dollars. Revenue for Firstmark for the three months ended March 31, 2004 was approximately $5.6 million. Firstmark's total consolidated assets were approximately $63.6 million at March 31, 2004.

Financial instruments

        The Company is party to letters of credit totaling $2.1 million as of March 31, 2004. Securing these letters of credit are restricted investments totaling $2.1 million that are included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2003 and March 31, 2004, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes remaining after the note exchange discussed in Note 7, have a face value of $10.2 million. These notes were recorded at their fair value of approximately $2.9 million at the merger date when they were trading at $280 per $1,000. The discount is being accreted to interest expense through the maturity date.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances are adequate as of December 31, 2003 and March 31, 2004. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced.

        The Company invoices certain customers for amounts contractually due for unfulfilled minimum contractual obligations and recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue at the time the customer is billed. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment of these amounts.

Foreign Currency

        The functional currency of ARC Canada is the Canadian dollar. The functional currency of Firstmark is the euro. The consolidated financial statements of ARC Canada, and Firstmark, are translated into U.S. dollars using the period-end rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of other comprehensive income in stockholders' equity.

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto (amounts in thousands).

	Three months ended March 31, 2003	Three months ended March 31, 2004
Net income (loss) applicable to common stock	$1,914	$(46,198)
Currency translation	220	(123)

Comprehensive income (loss)	$2,134	$(46,321)

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2003 or March 31, 2004. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 could change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of its long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
Net (loss) income, as reported	$1,914	$(24,170)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	818	3,032
Deduct: stock-based employee compensation expense determined under fair value based method, net of related tax effects	(987)	(3,032)

Pro forma — net (loss) income	$1,745	$(24,170)

Net (loss) income per share as reported — basic	$10.99	$(35.94)

Pro forma net (loss) income per share — basic	$10.02	$(35.94)

Net (loss) income per share as reported — diluted	$2.76	$(35.94)

Pro forma net (loss) income per share — diluted	$2.52	$(35.94)

        The weighted-average per share grant date fair value of options granted was $277.20 for the three months ended March 31, 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for March 31, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 163 percent. There were no options granted in the three months ended March 31, 2004. The weighted- average per share grant date fair value of Series H convertible preferred shares granted to employees in the three months ended March 31, 2004 was $66.62 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38.5 shares of common stock. Stock-based employee compensation for the three months ended March 31, 2004 was equal to the amount that would have been recorded under the fair value method since the Series H preferred shares were valued using the trading price of the Company's common stock on the grant date and there were no stock options that vested during the period.

Basic and diluted net loss per common share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation when their effect would be anti-dilutive.

        For the three months ended March 31, 2004 the following securities were not included in the computation of earnings per share as they are anti-dilutive: preferred stock convertible into 25.0 million shares of common stock, options to purchase 6,080 shares of common stock at a weighted-average exercise price of $9.00 per share, warrants for 5,189 shares of common stock at a weighted average exercise price of $109.40 per share and 1,066 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three months ended March 31, 2003, approximately 10,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes were not included in the computation of earnings per share as they are anti-dilutive.

        The following details the determination of the diluted weighted average shares for the three months ended March 31, 2003.

Three Months Ended March 31, 2003
Weighted average common shares outstanding - basic	174,191
Dilutive effect of stock options	1,349
Dilutive effect of preferred stock	514,042
Dilutive effect of warrants	2,675

Weighted average shares - diluted	692,257

        There is no effect on net income for the three months ended March 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

2.     Acquisitions:

        The acquisition of the assets of FNSI and the merger with Firstmark were recorded in the accompanying financial statements under the purchase method of accounting. The Firstmark purchase price allocation is preliminary and further refinements may be made. The operating results related to the acquired assets of FNSI and the merger with Firstmark have been included in the consolidated statements of operations from the dates of acquisition. The FNSI acquisition closed on February 28, 2003. The Firstmark acquisition closed on January 5, 2004.

        The purchase price of Firstmark was approximately $78.8 million which includes the fair value of the Company's Series I preferred stock of $2.6 million and assumed liabilities of $76.3 million. The fair value of assets acquired was approximately $155.5 million which then gave rise to negative goodwill of approximately $76.6 million. Negative goodwill was allocated to long-lived assets, resulting in recorded assets acquired of $78.8 million.

        The following table summarizes the recorded values of the assets acquired and the liabilities assumed (in thousands).

	FNSI	Firstmark
Current assets	$291	$17,374
Property and equipment	—	56,458
Intangible assets	2,727	855
Other assets	—	4,145

Total assets acquired	$3,018	$78,832

Current liabilities	2,941	25,714
Other long term liabilities	—	860
Capital lease obligations	25	49,683

Total liabilities assumed	2,966	76,257

Net assets acquired	$52	$2,575

        The intangible assets acquired in the FNSI acquisition were customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). The FNSI customer contracts and non-compete agreement are being amortized over two years and one year, respectively. The intangible assets acquired in the Firstmark acquisition were customer contracts and licenses. The Firstmark customer contracts ($0.4 million) are being amortized over two years and licenses ($0.4 million) over the terms of the licenses. The Firstmark acquisition was assumed to occur on January 1, 2004 since the results of Firstmark for the period from January 1, 2004 to January 4, 2004 were not material. Pro forma combined results for Omega are not included below since the Omega acquisition was not considered the acquisition of a business, since Omega had no customers, employees or associated revenues. If the FNSI and Firstmark acquisitions had taken place at the beginning of 2003 the unaudited pro forma combined results of the Company for the three months ended March 31, 2003 would have been as follows (amounts in thousands, except per share amounts).

Three Months Ended March 31, 2003
Revenue	$22,879
Net (loss) income	(10,207)
Net (loss) income per share - basic	$(10.40)
Net (loss) income per share - diluted	$(10.40)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the FNSI and Firstmark acquisitions had been effective at the beginning of 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31, 2003	March 31, 2004
Owned assets:
Network equipment	$186,204	$208,477
Software	7,482	7,560
Office and other equipment	4,120	14,703
Leasehold improvements	50,387	51,503
System infrastructure	32,643	32,993
Construction in progress	988	280

	281,824	315,516
Less — Accumulated depreciation and amortization	(72,762)	(83,516)

	209,062	232,000
Assets under capital leases:
IRUs	118,273	139,864
Less — Accumulated depreciation and amortization	(12,929)	(14,806)

	105,344	125,058

Property and equipment, net	$314,406	$357,058

        Depreciation and amortization expense related to property and equipment was $9.0 million and $11.8 million for the three months ended March 31, 2003 and March 31, 2004, respectively.

Capitalized labor and related costs

        For the three months ended March 31, 2003 and March 31, 2004, the Company capitalized salaries and related benefits of $0.9 million and $0.4 million, respectively

4.     Accrued liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31, 2003	March 31, 2004
General operating expenditures	$4,541	$5,105
Payroll and benefits	419	563
Litigation settlement accruals	400	950
Taxes	1,584	1,299
Interest	455	2,064
Deferred revenue	486	1,371

Total	$7,885	$11,352

5.     Intangible assets:

        Intangible assets consist of the following (in thousands):

	December 31, 2003	March 31, 2004
Customer contracts	$8,145	$8,597
Peering arrangements	16,440	16,440
Trade name	1,764	1,764
Other	—	167
Licenses	—	381
Non compete agreements	431	431

Total	26,780	27,780
Less — accumulated amortization	(18,671)	(21,419)

Intangible assets, net	$8,109	$6,361

        Amortization expense for the three months ended March 31, 2003 and March 31, 2004 was approximately $2.3 million and $2.8 million, respectively. Future amortization expense related to intangible assets is $5.8 million, $0.4 million and $0.1 million for the twelve-month periods ending March 31, 2005, 2006, and 2007, respectively.

6.     Other assets:

        Other assets consist of the following (in thousands):

	December 31, 2003	March 31, 2004
Prepaid expenses	$378	$347
Deposits	3,419	4,711
Other	167	—

Total	$3,964	$5,058

        In the Firstmark acquisition the Company obtained warrants to purchase 506,600 ordinary shares (originally 5,066 shares which were subsequently split at a ratio of 1 to 100) of Floware Wireless Systems Ltd. a company listed on the NASDAQ since September 2000. The warrants were exercisable through March 2005, at a price of $3.89 per share and were valued at the acquisition date at a fair market value of approximately $2.6 million under the Black-Scholes method of valuation. In 2001 Floware Wireless Systems Ltd. ("Floware") merged into Breezecom Ltd. ("Breezecom"). Breezecom subsequently changed its name to Alvarion Ltd. In January 2004, the Company exercised the warrants and sold the related securities for proceeds of approximately $3.5 million resulting in a gain of approximately $0.9 million recorded during the three months ended March 31, 2004 and is included as a component of interest and other income in the accompanying condensed consolidated financial statements.

7.     Long-term debt:

Restructuring and Amended and Restated Credit Agreement

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility.

Immediately prior to the restructuring of the credit facility on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest). On June 12, 2003, the Company's Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital.

        In order to restructure the Company's credit facility, the Company, Cisco and Cisco Capital entered into an agreement (the "Exchange Agreement") which, among other things, cancelled the principal amount and accrued interest and returned warrants exercisable for the purchase approximately 40,000 shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of a $17.0 million amended and restated promissory note (the "Amended and Restated Cisco Note") under an Amended and Restated Credit Agreement. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement. The debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash. Under the Purchase Agreement the Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement.

        Under the Amended and Restated Credit Agreement Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets; however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender. The Amended and Restated Cisco Note is to be repaid in three installments. Interest is not payable, and does not accrue for the first 30 months, unless the Company defaults. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%. The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million; each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending March 31,
2005	$—
2006	7,094
2007	5,514
2008	5,234
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company in February 2002, approximately $117.0 million of the Notes were outstanding.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of Notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their Notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation against the Company with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on the Notes since the December 15, 2002 interest payment, all future interest payment obligations on the Notes and settled the note holder litigation.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

        The terms of the remaining $10.2 million of Notes were not impacted by these transactions and they continue to be due on June 15, 2007. These $10.2 million notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date. The Notes are convertible at the option of the holders into 1,066 shares of the Company's common stock. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

8.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into various lease agreements with fiber providers for dark fiber primarily under 15-25 year IRUs. Once the Company has accepted the related fiber route, that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset.

        The future minimum commitments under these agreements are as follows (in thousands):

For the year ending March 31,
2005	$15,398
2006	15,479
2007	13,452
2008	13,143
2009	11,350
Thereafter	111,731

Total minimum lease obligations	180,553
Less — amounts representing interest	(70,987)

Present value of minimum lease obligations	109,566
Current maturities	(6,452)

Capital lease obligations, net of current maturities	$103,114

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The future commitment under these arrangements was approximately $3.9 million at March 31, 2004.

Litigation

        One of the Company's subsidiaries, Allied Riser Operations Corporation, was involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. In April 2004, the Company reached a settlement with the landlord for a payment by the Company of $0.6 million. The payment is scheduled to be made in May 2004. The settlement amount has been accrued on the accompanying March 31, 2004 unaudited consolidated balance sheet.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company intends to vigorously defend its position related to these charges and feels that it has adequately reserved for the potential liability.

        In 2003, a claim was filed against the Company by a former employee. The former employee asserted primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company has recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

For the year ending March 31,
2005	$21,521
2006	17,854
2007	15,117
2008	11,176
2009	8,788
Thereafter	33,880

$108,336

        Rent expense, net of sublease income, for the three months ended March 31, 2003 and March 31, 2004 was approximately $0.5 million and $1.8 million, respectively. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.0 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending March 31, 2005 through March 31, 2009, respectively.

Maintenance, connectivity, and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company pays monthly fees for maintenance of its backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to five year terms.

        Future minimum obligations related to these arrangements are as follows (in thousands):

Year ending March 31,
2005	$5,758
2006	5,170
2007	3,856
2008	3,928
2009	3,954
Thereafter	46,191

$68,857

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform, the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding intangible asset of approximately $0.2 million for the estimated fair value of this obligation.

LambdaNet Communications Deutschland, AG ("Lambdanet Germany")

        The Company attempted to acquire Lambdanet Germany, a sister company of LNF and LNE, but was unable to reach agreement with Lambdanet Germany's bank creditors. Firstmark has made use of Lambdanet Germany's facilities to complete communications circuits into Germany and has also depended on Lambdanet Germany for network operations support, billing and other services. The Company has begun the process of fully separating the operations of Firstmark from Lambdanet Germany but this process is not complete and there may be disruptions as this process proceeds.

9.     Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved an amended and restated charter that increased the number of authorized shares of the Company's common stock from 1.1 million shares to 19.8 million shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock. In April 2004, the Company's board of directors approved, subject to shareholder approval, an amended and restated charter that increased the number of authorized shares of the Company's common stock from 19.8 million shares to 30.0 million shares and increased the shares of undesignated preferred stock from 120,000 shares to 170,000 shares.

        On July 31, 2003 and in connection with the Company' restructuring of its debt with Cisco Capital, all of the Company's Existing Preferred Stock was converted into approximately 0.5 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In January 2004, Symposium Gamma Inc. ("Gamma") merged with a subsidiary of the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder.

        On March 30, 2004 Symposium Omega, Inc., ("Omega") a Delaware corporation merged with a subsidiary of the Company. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega.

        Each share of the Series F preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F, Series G, Series I and Series J preferred stock are convertible into 3.4 million shares, 12.8 million shares, 0.8 million shares, and 6.0 million shares of the Company's common stock, respectively. The 54,001 authorized shares of Series H preferred stock are convertible into 2.1 million shares of the Company's common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding

Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $29.1 million, $123.1 million, $8.8 million, $7.7 million and $58.4 million will be paid in cash to the holders of the Series F, G, H, I and J preferred stock, respectively, before any payment is made to the holders of the Company's common stock.

Offer to exchange—Series H Preferred Stock and 2003 Incentive Award Plan

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan. In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock under the Company's 2003 Incentive Award Plan. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 1.0 million shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all of the approximately 60,000 shares of Subject Common Stock were surrendered. Under the offer, the Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003. The Company also granted additional shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $1.1 million in 2003 and $0.8 million in the three months ended March 31, 2004. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period and for grants to newly hired employees, the shares vest 25% after one year with the remaining shares vesting ratably over three years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003 and $3.0 million for the three months ended March 31, 2004. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

        In April 2004, the Company's board of directors approved an amendment to the Company's 2003 Incentive Award Plan to increase the shares of Series H preferred stock available for grant under the plan from 54,001 to 84,001 shares. The proposed amendment is subject to shareholder approval.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        Beneficial conversion charges of $2.5 million and $19.5 million were recorded on January 5, 2004 and March 30, 2004, respectively, since the price per common share at which the Series I and Series J convertible preferred stock convert into at issuance were less than the quoted trading price of the Company's common stock on that date.

10.   Segment information:

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment. Below are the Company's net revenues and long lived assets by geographic theater (in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
Net Revenues
North America	$14,233	$15,359
Europe	—	5,586

Total	$14,233	$20,945

	December 31, 2003	March 31, 2004
Long lived assets, net
North America	$322,215	$311,519
Europe	—	51,900

Total	$322,215	$363,419

11.   Related party:

Office lease

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid rent to this entity of $0.1 million for the three months ended March 31, 2003 and $0.1 million for the three months ended March 31, 2004.

LNG Holdings S.A ("LNG")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to Firstmark, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in Firstmark to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of the French subsidiary—LNF. Prior to the transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, euro 215.1 million of Firstmark's total debt of euro 216.1 million owed to its previous parent LNG, and other amounts payable of euro 4.9 million owed to LNG were assigned to Symposium Gamma, Inc. ("Gamma") at their fair market value of euro 1. In March 2004, LNF repaid euro 1.0 million of the debt obligation to LNG. Accordingly, euro 215.1 million of the total euro 216.1 million of the debt obligation and euro 4.9 million of the other amounts payable eliminate in the consolidation of these financial statements.

        Firstmark's subsidiaries provide network services and in turn utilize the network of LambdaNet Communications AG ("Lambdanet Germany") in order for each entity to provide services to certain of their customers under a network sharing agreement. Lambdanet Germany was a majority owned subsidiary of LNG from November 2003 until April 2004 when Lambdanet Germany was sold to an unrelated party. During the three months ended March 31, 2004 Firstmark recorded revenue of euro 0.5 million from Lambdanet Germany and network costs of euro 0.9 million under the network sharing agreement. As of March 31, 2004 Firstmark had recorded net amounts due from Lambdanet Germany of euro 0.5 million and net amounts due to Lambdanet Germany of euro 0.9 million. These amounts are reflects as amounts due from related party ($0.6 million) and amounts due to related party ($1.1 million) in the accompanying condensed consolidated March 31, 2004 balance sheet. The Company is currently in negotiations with the new owner of Lambdanet Germany over the terms of settling these amounts and the network sharing agreement.

Appendix D

UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited condensed pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the following transactions: (1) our acquisition of Firstmark on January 5, 2004, (2) the Equity Conversion, (3) the receipt of estimated net proceeds of $70.4 million from our sale of common stock in this offering and (4) the repayment of our Amended and Restated Cisco Note with the proceeds from this offering. The pro forma balance sheet as of March 31, 2004, assumes that each of these transactions except for the Firstmark acquisition occurred on March 31, 2004. The impact of the Firstmark acquisition is already reflected in our historical March 31, 2004 condensed consolidated balance sheet. The pro forma statement of operations assumes that each of these transactions occurred on January 1, 2003. Because Firstmark's results for the period from January 1, 2004 to January 4, 2004 are not material, a pro forma statement of operations for the three months ended March 31, 2004 is not required to be presented. The pro forma statement of operations for the year ended December 31, 2003 does not give effect to our February 28, 2003 acquisition of Fiber Network Services, Inc. as its results were included in our historical results from its acquisition date and the pro forma impact would not be significant. The pro forma statement of operations for the year ended December 31, 2003 also excludes our merger on March 30, 2004 with Symposium Omega, Inc. because Omega did not have any revenues, customers or employees and was not considered a business.

        The following pro forma financial statements have been prepared based upon our historical financial statements and those of Firstmark. The pro forma financial statements should be read in conjunction with our historical consolidated financial statements as of December 31, 2002 and 2003 and as of March 31, 2004 and, for the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2003 and March 31, 2004, and the historical consolidated financial statements and related notes thereto of Firstmark for the years ended December 31, 2002 and 2003, included in this prospectus.

        The pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. Management believes that the pro forma adjustments are reasonable. We are currently integrating the operations of Firstmark, which will involve additional costs. In addition, as with each of our prior acquisitions, we expect a number of the customer contracts we have acquired in the Firstmark acquisition to expire without renewal. Accordingly, we expect to experience material erosion of the acquired revenue.

Unaudited Condensed Pro Forma As Adjusted Balance Sheet
As of March 31, 2004
(dollars in thousands)

	Cogent Historical	Adjustments		Cogent Pro Forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$23,434	$70,375 (17,000	(a) )(b)	$76,809
Short-term investments, restricted	664			664
Accounts receivable, net of allowance for doubtful accounts of $4,114	7,582			7,582
Accounts receivable, related party	580			580
Prepaid expenses and other current assets	6,752			6,752

Total current assets	39,012			92,387
Property and equipment, net	357,058			357,058
Intangible assets, net	6,361			6,361
Other assets ($1,408 restricted)	5,058			5,058

Total assets	$407,489			$460,864

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,213			$16,213
Accounts payable — related party	1,085			1,085
Accrued liabilities	11,352			11,352
Current maturities of capital lease obligations	6,452			6,452

Total current liabilities	35,102			35,102
Long-term liabilities:
Capital lease obligations, net of current maturities	103,114			103,114
Amended and Restated Cisco Note	17,842	(17,842)	(b)	—
Convertible notes, net of discount of $5,853	4,338			4,338
Other long term liabilities	1,634			1,634

Total liabilities	162,030			144,188

Stockholders' equity:
Convertible preferred stock, Series F	10,904	(10,904	)(c)	—
Convertible preferred stock, Series G	40,787	(40,787	)(c)	—
Convertible preferred stock, Series H	46,117	(46,117	)(c)	—
Convertible preferred stock, Series I	2,545	(2,545	)(c)	—
Convertible preferred stock, Series J	19,421	(19,421	)(c)	—
Common stock	1		(a)	—
Additional paid-in capital	232,474	119,749	(c)	—
			(a)
Stock purchase warrants	764			764
Deferred compensation	(29,775)			(29,775)
Accumulated other comprehensive income	505			505
Treasury stock	(90)			(90)
Accumulated deficit	(78,194)	842	(b)	(77,352)

Total stockholders' equity	$245,459			$316,676

Total liabilities and stockholders' equity	$407,489			$460,864

Unaudited Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2003
(in thousands, except share and per share data)

	Historical Cogent	Historical Firstmark	Acquisition Adjustments			Offering Adjustments		Pro Forma As Adjusted
Net service revenue	$59,422	$24,423	$					$83,845
Revenue with affiliated companies	—	2,108						2,108

Total service revenue	59,422	26,531						85,953
Operating expenses:
Cost of network services, exclusive of amounts shown separately	48,324	5,026						53,350
Cost of revenue from affiliated companies	—	7,867						7,867
Selling, general & administrative	43,938	22,149						66,087
Impairment and loss on assets	—	3,279						3,279
Depreciation & amortization	48,387	16,764		(9,316	)(d)			55,835

Total operating expenses	140,649	55,085						186,418
Operating loss	(81,227)	(28,554)						(100,465)
Gains on debt extinguishments	240,234	105,283						345,517
Interest expense	(19,776)	(8,309)						(28,085)
Interest income and other	1,512	80						1,592

Net income before cumulative effect of accounting change	140,743	68,500						218,559
Cumulative effect on prior years of applying SFAS 143	—	(289)						(289)

Net income	$140,743	$68,211						$218,270

Beneficial conversion charge	(52,000)	—		(2,575	)(e)			(54,575)

Net income available to common shareholders	$88,743	$68,211						$163,695

Earnings Per Share
Basic net income per common share	$363.47
Beneficial conversion charge	(134.29)

Basic net income per common share available to common shareholders	$229.18

Diluted net income per common share	$17.73
Beneficial conversion charge	(6.55)

Diluted net income per common share available to common shareholders	$11.18

Weighted average common shares — basic	387,218						(h)

Weighted average common shares — diluted	7,938,898			798,129	(f)		(h)

Notes to the Unaudited Condensed Pro Forma Financial Statements

(a)    Represents the estimated net proceeds of $70.4 million from the sale of    million shares of our common stock for $        per share to fund the repayment of our $17 million Cisco loan.

(b)    Represents the repayment of our Cisco loan totaling $17.0 million with the proceeds from this offering and the resulting gain of $842,000. Our Cisco loan was recorded as part of a troubled debt restructuring at the principal amount of $17.0 million and estimated future interest of $842,000. Accordingly, the pro forma repayment assumed to occur January 1, 2003, results in the reversal of the estimated interest but in no reduction of interest expense.

(c)    Represents the impact of the conversion of our Series F, Series G, Series H, Series I and Series J preferred stock into 25,016,273 shares of common stock after the Reverse Stock Split effected prior to this offering.

(d)    Represents the reduction to depreciation and amortization expense of approximately $9.5 million from the allocation of negative goodwill to property and equipment and intangible assets and the increase to amortization expense of $0.2 million from the amortization of acquired intangible assets. Acquired intangibles include customer contracts and will be amortized over their estimated useful lives of two years. The purchase price of Firstmark was approximately $78.9 million which includes the fair value of our Series I preferred stock of $2.6 million and assumed liabilities of $76.3 million. The fair value of assets acquired was approximately $155.5 million which then gave rise to negative goodwill of approximately $76.6 million. Negative goodwill was allocated to long-lived assets, resulting in recorded assets acquired of $78.9 million. As a result, acquired long-lived assets from Firstmark were recorded at less than their historical net book value.

(e)    Represents the beneficial conversion charge of $2.6 million recorded since the conversion prices on the Series I preferred stock at issuance is less than the trading price of our common stock on that date.

(f)    Represents the increase in fully diluted shares outstanding due to the issuance of the Series I preferred stock. Our Series I preferred stock is convertible into 798,129 shares of our common stock.

(g)    Represents the impact on our basic and fully diluted weighted average common shares due to the issuance of             million shares of our common stock for $        per share.

Pro Forma Per-Share Information	Three months ended March 31, 2004
Basic and diluted net loss applicable to common stock	$(68.80)
Basic and diluted weighted average common shares outstanding	672,457
Pro forma as adjusted basic and diluted net loss per common share (1)
Pro forma as adjusted basic and diluted weighted average common shares outstanding (1)

(1)
The pro forma as adjusted basic and diluted net loss per common share is computed using the pro forma as adjusted basic and diluted weighted average number of common shares outstanding during the period. Pro forma as adjusted basic and diluted weighted average common shares assumes the conversion of preferred stock into common stock and the effect of this offering.

Appendix E

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with "Selected Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. You should read "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements."

General Overview

        We are a leading facilities-based provider of low-cost, high-speed Internet access and IP connectivity. Our network has been designed and optimized to transmit data using Internet Protocol, which provides us with significant cost and performance advantages over legacy networks. We deliver our services to more than 4,300 small and medium-sized businesses, communications service providers, and other bandwidth-intensive organizations located in North America and Europe. Our primary service is providing Internet access at a speed of 100 Megabits per second, much faster than typical Internet access currently offered to businesses and is delivered through our own facilities running all the way to our customers' premises.

        Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and intercity transport facilities. The network is physically connected entirely through our facilities to over 900 buildings in which we provide our on-net services, including over 760 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our network architecture, we are not dependent on local telephone companies to serve our on-net customers. In addition to providing our on-net services, we also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers' facilities to provide the last mile portion of the link from our customers' premises to our network. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins. For the three months ended March 31, 2003, 51.5% of our net service revenue was generated from on-net customers as compared to 64.4% in the same period in 2004.

        We have grown our net service revenue from $3.0 million for the year ended December 31, 2001 to $59.4 million for the year ended December 31, 2003 and from $14.2 million for the three months ended March 31, 2003 to $20.9 million for the three months ended March 31, 2004. Net service revenue is determined by subtracting our allowances for sales credit adjustments and unfulfilled purchase obligations from our gross service revenue. We have generated our growth through the strategic acquisitions of communications network assets, primarily from financially distressed companies, and the continued expansion of our network of on-net buildings. Our results for the year ended December 31, 2003 do not include the impact of our two most recent acquisitions that extended our business into Europe. The acquisition of Firstmark Communications Participation S.à r.l., or Firstmark, on January 5, 2004 extended our network into France, Spain, the United Kingdom, Belgium, Switzerland and the Netherlands. On March 30, 2004, we obtained rights to approximately 1,500 fiber route miles and other assets that were once part of the Carrier 1 International S.A. network in Germany. We are integrating these network assets into our network and are expanding our current on-net service offerings into Europe. As with prior acquisitions, we plan to continue to support a number of legacy service offerings in Europe, but will focus our efforts on selling our on-net IP data service offerings.

        Our net service revenue is derived from our on-net, off-net and non-core services, which comprised 51.5%, 28.1% and 20.4% of our net revenue, respectively, for the three months ended March 31, 2003 and 64.4%, 23.4% and 12.2% for the three months ended March 31, 2004. Our on-net service consists of high-speed Internet access and Internet Protocol connectivity ranging from 0.5 Mbps per second to 1,000 Mbps per second of bandwidth. We offer our on-net services to customers located in buildings that are physically connected to our network. Off-net services are sold to businesses that are connected to our network by means of T1 and T3 lines obtained from other carriers. Our non-core services, which consist of legacy services of companies whose assets or businesses we have acquired, include email, dial-up Internet, shared web hosting, managed web hosting, managed security, and voice services provided in Toronto, Canada only. We do not actively market these non-core services and expect the revenue associated with them to decline.

        In connection with each of our acquisitions in which we have acquired customer contracts, some portion of these customers have elected not to continue purchasing services from us. Accordingly, historical operating results from the acquired businesses or assets have not been indicative of our combined results. Our evaluation of potential acquisitions contemplates such patterns of revenue erosion. Our results attributable to Firstmark for the first quarter of 2004 reflect some of the expected erosion of revenue acquired in Europe and we expect to experience additional material erosion of this revenue. For example, certain customers acquired along with the Firstmark subsidiaries of LambdaNet France and LambdaNet Spain have indicated to us that they will not continue to purchase our services after the expiration of their current contractual obligations.

        We have grown our gross profit from a negative $17.0 million for the year ended December 31, 2001 to $12.4 million for the year ended December 31, 2003 and from $3.6 million for the three months ended March 31, 2003 to $5.2 million for the three months ended March 31, 2004. Our gross profit margin has expanded from 21% in 2003 to 25% for the three months ended March 31, 2004. We determine gross profit by subtracting network operation expenses (exclusive of amounts shown separately), other than amortized deferred compensation, from our net service revenue. The amortization of deferred compensation classified as cost of network services was $0.3 million, $0.2 million and $1.3 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $0.1 million and $0.2 million for the three months ended March 31, 2003 and 2004, respectively. We believe that our gross profit will benefit from the limited incremental expenses associated with providing service to new on-net customers. We have not allocated depreciation and amortization expense to our network operations expense.

        Due to our strategic acquisitions of network assets and equipment, we believe we are positioned to grow our revenue base and profitability without significant additional capital investments. We continue to deploy network equipment to other parts of our network to maximize the utilization of our assets without incurring significant additional capital expense. As a result, our future capital expenditures will be based primarily on our planned expansion of on-net buildings and the growth of our customer base. We currently intend to expand our on-net buildings by 10%, primarily in Europe, over the next 12 months. Accordingly, we anticipate that our future capital expenditure rate will be significantly less than our historical capital expenditure rate.

        Historically, our operating expenses have exceeded our net service revenue resulting in operating losses of $61.1 million, $62.3 million and $81.2 million in 2001, 2002 and 2003, respectively, and $14.9 million and $21.9 million in the first quarters of 2003 and 2004, respectively. In each of these periods, our operating expenses consisted primarily of the following:

  •
  Network operations expenses consist primarily of the cost of leased circuits, sites and facilities; telecommunications license agreements, network maintenance expenses, salaries of, and expenses related to, employees who are directly involved with maintenance and operation of our network, who we refer to as network employees; and software license fees.

  •
  Selling general and administrative expenses consist primarily of salaries, bonuses and related benefits paid to our non-network employees and related selling and administrative costs.

  •
  Depreciation and amortization expenses result from the depreciation of our property and equipment, including the assets and capitalized expenses associated with our network and the amortization of our intangible assets.

  •
  Amortization of deferred compensation that results from the expense of amortizing over the vesting period the fair value of our stock options and restricted stock granted to our employees.

        We anticipate significant additional deferred compensation expenses in the future based on our board of directors' recent approval of additional option grants. In May 2004, our board of directors authorized the grant of stock options exercisable for the purchase of up to 18,150 shares of Series H preferred stock, or 698,077 shares of common stock after giving effect to the Equity Conversion. These grants will result in additional deferred compensation expense of approximately $       million. We will begin amortizing approximately $       million of these expenses in the second quarter of 2005 and will begin amortizing the remaining amount in the fourth quarter of 2006.

Acquisitions

        Since our inception, we have consummated six major and three minor acquisitions through which we have expanded our network and customer base and added strategic assets to our business. We have accomplished this primarily by acquiring financially distressed companies or their assets at a significant discount to their original cost.

    Acquisition of European Network

        We expanded our network into Europe through a number of related transactions. In September 2003, we began exploring the possibility of acquiring LNG Holdings SA, an operator of a European telecommunications network that was on the verge of insolvency. We determined that an acquisition of LNG in whole was not advisable at that time; however, the private equity funds that owned LNG refused to consider a transaction in which we would acquire only parts of the network. In order to prevent LNG from liquidating and to preserve our ability to structure an acceptable acquisition, in November 2003, our Chief Executive Officer formed a corporation that acquired a 90% interest in LNG in return for a commitment to cause at least $2 million to be invested in LNG's subsidiary LambdaNet France and an indemnification of LNG's selling stockholders by us and the acquiring corporation. In November 2003, we reached an agreement with investment funds associated with BNP Paribas and certain of our existing investors regarding the acquisition of the LNG network in France, Spain and Germany.

        We completed the first step of the European network acquisition in January 2004. The investors funded a corporation that they controlled with $2.5 million and acquired Firstmark, the parent holding company of LambdaNet France and LambdaNet Spain, from LNG for one euro. As consideration, the investors, through the corporation they controlled, entered into a commitment to use reasonable efforts to cause LNG to be released from a guarantee of certain obligations of LambdaNet France and a commitment to fund LambdaNet France with $2.0 million. That corporation was then merged into one of our subsidiaries in a transaction in which the investors received preferred stock that will convert into approximately 0.8 million shares of our common stock immediately prior to this offering.

        The planned second step of the transaction was the acquisition of the German network of LNG. We attempted to structure an acceptable acquisition which would have included using $19.5 million allocated by the investors to restructure the existing bank debt of LambdaNet Germany, however, we subsequently concluded that it was unlikely that we could structure an acceptable acquisition of LambdaNet Germany, and we began to seek an alternative German network acquisition in order to complete the European portion of our network and meet the conditions required to cause the investors to fund $19.5 million.

        In March 2004, we identified network assets in Germany formerly operated as part of the Carrier 1 network as an attractive acquisition opportunity. Pursuant to the November commitment, the investors funded a newly-formed Delaware corporation with $19.5 million and the corporation through a German subsidiary acquired the rights to the Carrier 1 assets in return for 2.3 million euros. That corporation then was merged into one of our subsidiaries in a transaction in which the investors received preferred stock which will convert into approximately 6.0 million shares of our common stock immediately prior to this offering.

    Acquisition of Assets of Fiber Network Services

        In February 2003, we acquired the principal assets of Fiber Network Services, Inc., or FNSI, in exchange for options to purchase 6,000 shares of our common stock and the assumption of certain of FNSI's liabilities. The acquired assets included FNSI's customer contracts and accounts receivable. The liabilities that we assumed included accounts payable, facilities leases, customer contractual commitments, capital lease and note obligations.

    Acquisition of PSINet Assets

        In April 2002, we purchased the principal assets of PSINet, Inc. out of bankruptcy in exchange for $9.5 million and the assumption of certain liabilities. The assets included certain of PSINet's accounts receivable, rights to 10,000 route miles of dark fiber pursuant to IRUs, and intangible assets including settlement-free peering agreements, customer contracts and the PSINet trade name. The liabilities that we assumed included leased circuit commitments, facilities leases, customer contractual commitments and colocation arrangements.

    Allied Riser Merger

        In February 2002, we acquired Allied Riser Communications Corporation, a facilities-based provider of broadband data, video and voice communications services to small and medium-sized businesses in the United States and Canada in exchange for the issuance of approximately 100,000 shares of our common stock. As a result of the merger, Allied Riser became a wholly-owned subsidiary of ours. In connection with the merger, we became co-obligor under Allied Riser's 7 1/2% Convertible Subordinated Notes Due 2007.

    Acquisition of NetRail Assets

        In September 2001, we purchased for $11.7 million the principal assets of NetRail, Inc. out of bankruptcy. The assets included certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering agreements with Tier-1 Internet service providers.

Results of Operations

        Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality of and potential variability of our net service revenues and cash flows. These key performance indicators include:

  •
  net service revenues, which are an indicator of our overall business growth;

  •
  gross profit, which is an indicator of both our service offering mix, competitive pressures and the cost of our network operations;

  •
  growth in our on-net customer base, which is an indicator of the success of our on-net focused sales efforts;

  •
  growth in our on-net buildings; and

  •
  distribution of revenue across our service offerings.

    Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2004

        The following summary table presents a comparison of our results of operations for the three months ended March 31, 2003 and 2004 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Three Months Ended March 31,
			Percent Change
	2003	2004
	(unaudited)
	(in thousands)
Net service revenue	$14,233	$20,945	47.2%
Network operations expenses (1)	10,682	15,735	47.3%
Selling, general, and administrative expenses (2)	6,402	9,581	49.7%
Depreciation and amortization expenses	11,211	14,536	29.7%
Interest income and other	398	1,012	154.3%
Interest expense	(8,406)	(3,243)	61.4%
Net income (loss)	1,914	(24,170)	N/A

(1)
Excludes amortization of deferred compensation of $57 and $212 in the three months ended March 31, 2003 and 2004, respectively, which, if included would have resulted in a period-to-period change of 48.5%.

(2)
Excludes amortization of deferred compensation of $761 and $2,820 in the three months ended March 31, 2003 and 2004, respectively, which, if included would have resulted in a period-to-period change of 73.1%.

        Net Service Revenue.    Our net service revenue increased 47.2% from $14.2 million for the three months ended March 31, 2003 to $20.9 million for the three months ending March 31, 2004. The increase in net service revenue is primarily attributable to the increase from the customers acquired in the Firstmark and FNSI acquisitions and the increase in customers purchasing our on-net service offerings partly offset by a decline in revenue from the customers acquired in the PSINet and Allied Riser acquisitions. For the three months ended March 31, 2003 and 2004, on-net, off-net and non-core services represented 51.5%, 28.1% and 20.4% and 64.4%, 23.4% and 12.2% of our net service revenues, respectively.

        Our net service revenue related to our Firstmark and FNSI acquisitions is included in our statements of operations from the acquisition dates. Net service revenue from our Firstmark acquisition totaled approximately $5.6 million for the three months ended March 31, 2004, of which $0.6 million of net service revenue was derived from services rendered to LambdaNet Communications Deutschland AG (LambdaNet Germany). LambdaNet Germany was majority-owned by LNG Holdings until April 2004 when it was sold to an unrelated third party. We are in the process of renegotiating LambdaNet Germany's service contracts and may lose some or all of this revenue. Net service revenue from our FNSI acquisition totaled approximately $0.4 million for the three months ended March 31, 2003 and $0.9 million for the three months ended March 31, 2004.

        Net service revenue from the acquired PSINet legacy customer contracts totaled approximately $5.3 million for the three months ended March 31, 2003 and $1.9 million for the three months ended March 31, 2004.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, increased 47.3% from $10.7 million for the three months ended March 31, 2003 to $15.7 million for the three months ended March 31, 2004. The increase was primarily due to $4.3 million of network operations expenses for Firstmark operations and an increase from expenses related to the FNSI acquisition. The FNSI acquisition is included for only one month in the first quarter of 2003 and for the full three month period in 2004. Additionally, we have increased the number of building access agreements related to the expansion of our network, which has resulted in an increase in related fees. These increases have been partly offset by a reduction in leased circuit expenses from off-net PSINet customer cancellations and from a reduction of expenses for internetworking due to an increase in our settlement-free peering relationships with other network providers. Settlement-free peering relationships provide us with the right to exchange network traffic with other networks with no cost to us.

        For the three month period ended March 31, 2004, Firstmark recorded $1.1 million of network usage costs from LambdaNet Germany. We are in the process of renegotiating the LambdaNet Germany service contracts.

        Our total cost of network operations for the three months ended March 31, 2003 and March 31, 2004 includes approximately $0.1 million and $0.2 million, respectively, of amortization of deferred compensation expense classified as cost of network operations. The increase in amortization of deferred compensation expense is due to the amortization of deferred compensation expense recorded in connection with the grant of shares of Series H preferred stock to our employees in October 2003. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. There was no amortization of compensation expense related to Series H preferred stock for the three months ended March 31, 2003 since the grants began in October 2003. Total amortization of deferred compensation expense related to Series H preferred stock was approximately $3.0 million for the three months ended March 31, 2004.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, increased 49.7% from $6.4 million for the three months ended March 31, 2003 to $9.6 million for the three months ended March 31, 2004. SG&A expenses increased primarily from the $2.5 million of SG&A expenses for Firstmark and from a $0.5 million reduction in capitalized salaries and related benefits of employees directly involved with our construction activities. The decline in capitalized costs is due to a decrease in our construction activities. Our SG&A expenses for the three month period ended March 31, 2004 include a $0.6 million expense related to a proposed settlement of a dispute with a landlord over a lease acquired in the Allied Riser merger.

        Our total SG&A expenses for the three months ended March 31, 2003 and March 31, 2004 include $0.8 million and $2.8 million, respectively, of amortization of deferred compensation expense. The increase in amortization of deferred compensation expense is due to the amortization of deferred compensation expense recorded in connection with the grant of shares of Series H preferred stock to our employees in October 2003.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expense increased from $11.2 million for the three months ended March 31, 2003 to $14.5 million for the three months ended March 31, 2004. Amortization expense related to our intangible assets for the three months ended March 31, 2003 and March 31, 2004 was $2.3 million and $2.8 million, respectively. Depreciation expense related to property and equipment for the three months ended March 31, 2003 and March 31, 2004 was approximately $9.0 million and $11.8 million, respectively. Depreciation expense increased due to the Firstmark acquisition and because we had more capital equipment and IRUs in service in 2004 than in the same period in 2003. We begin to depreciate our capital assets once the related assets are placed in service.

        In connection with the exchange and settlement related to our 7 1/2% Convertible Subordinated Notes Due 2007 that is discussed in greater detail below in "Liquidity and Capital Resources," we recorded a gain of approximately $24.8 million during the three months ended March 31, 2003. This gain results from the difference between the $36.5 million net book value of the notes ($106.7 million face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest, the cash consideration of $5.0 million and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs.

        Interest Income and Other.    Our interest and other income increased 154.3% from $0.4 million for the three months ended March 31, 2003 to $1.0 million for the three months ended March 31, 2004. The increase resulted from a realized gain of $0.9 million from the exercise and sale of warrants for the common stock of Alverion Ltd. The warrants were exercisable through March 2005, at a price of $3.89 per share and were valued at the date of our Firstmark acquisition at $2.6 million under the Black-Scholes method of valuation. In January 2004, we exercised the warrants and sold the related securities for proceeds of $3.5 million, resulting in a gain of $0.9 million.

        Interest Expense.    Our interest expense decreased 61.4% from $8.4 million for the three months ended March 31, 2003 to $3.2 million for the three months ended March 31, 2004. Interest expense for the three months ended March 31, 2004, includes interest from our capital lease agreements and our 7 1/2% Convertible Subordinated Notes Due 2007. Interest expense for the three months ended March 31, 2003 also included interest on our Cisco credit facility and the amortization of the related deferred financing costs. The decrease in interest expense resulted from the March 2003 settlement with the Allied Riser note holders and the restructuring of our Cisco credit facility in July 2003. Our Cisco credit facility debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings." Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments. As a result, we did not record interest expense under the Amended and Restated Cisco Note for the three month period ended March 31, 2004.

        Income Taxes.    We recorded no income tax expense or benefit for the three months ended March 31, 2003 or the three months ended March 31, 2004. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax assets. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Net Income (Loss).    As a result of the foregoing, net income was $1.9 million for the three months ended March 31, 2003 as compared to a net (loss) of $(24.2) million for the three months ended March 31, 2004.

    Year Ended December 31, 2002 Compared to the Year Ended December 31, 2003

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2002 and 2003 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2002	2003
	(in thousands)
Net service revenue	$51,913	$59,422	14.5%
Network operations expenses (1)	49,091	47,017	(4.2)%
Selling, general, and administrative expenses (2)	33,495	26,570	(20.7)%
Depreciation and amortization expenses	33,990	48,387	42.4%
Interest income and other	1,739	1,512	(13.1)%
Interest expense	(36,284)	(19,776)	(45.5)%
Net (loss) income	(91,843)	140,743	N/A

(1)
Excludes amortization of deferred compensation of $233 and $1,307 in the years ended December 31, 2002 and 2003, respectively, which, if included would have resulted in a period-to-period change of (2.0)%.

(2)
Excludes amortization of deferred compensation of $3,098 and $17,368 in the years ended December 31, 2002 and 2003, respectively, which, if included would have resulted in a period-to-period change of 20.1%.

        Net Service Revenue.    Our net service revenue increased 14.5% from $51.9 million for the year ending December 31, 2002 to $59.4 million for the year ended December 31, 2003. This increase was primarily attributable to the growth in the number of on-net buildings, the increase in revenue from customers purchasing our on-net Internet access service offerings, and the increase in off-net revenue attributable to the customers acquired in the FNSI acquisition, which we have included in our consolidated net service revenue since the closing of the acquisition on February 28, 2003. The increase was partially offset by a decline in net service revenue derived from customers acquired in our April 2, 2002 acquisition of certain PSINet customer accounts.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, decreased 4.2% from $49.1 million for the year ended December 31, 2002 to $47.0 million for the year ended December 31, 2003. This decrease was primarily due to a decrease during the year ended December 31, 2003 in recurring circuit fees associated with providing our off-net services compared to the year ended December 31, 2002. This decrease in circuit fees was primarily driven by a reduction in the number of off-net customers that we served during 2003.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, decreased 20.7% from $33.5 million for the year ended December 31, 2002 to $26.6 million for the year ended December 31, 2003. SG&A for the years ended December 31, 2002 and December 31, 2003 included approximately $3.2 million and $3.9 million, respectively, of expenses related to our allowance for uncollectable accounts. The decrease in SG&A expenses was due to a reduction in transitional activities associated with the Allied Riser, PSINet and FNSI acquisitions and a decrease in headcount during 2003 as compared to 2002.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 42.4% from $34.0 million for the year ended December 31, 2002 to $48.4 million for the year ended December 31, 2003. This increase occurred primarily because we had more capital equipment and IRUs in service in 2003 than in the 2002. The increase was also attributable to an increase in amortization expense in the 2003 period over 2002. Amortization expense increased because we had more intangible assets during 2003 than in 2002.

        Interest Income and Other.    Our interest income decreased by 13.1% from $1.7 million for the year ended December 31, 2002 to $1.5 million for the year ended December 31, 2003, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense decreased by 45.5% from $36.3 million for the year ended December 31, 2002 to $19.8 million for the year ended December 31, 2003, resulting primarily from (1) the closing of the Allied Riser note settlement and exchange during the first quarter of 2003 and the related cancellation of $106.7 million in principal amount of our 7 1/2% Convertible Subordinated Notes Due 2007 under the 2003 settlement and exchange, (2) the July 31, 2003 restructuring of our previous Cisco credit facility, which eliminated the amortization of our deferred financing costs and significantly reduced our indebtedness to Cisco Capital and (3) to a lesser extent, a reduction in interest rates.

        Settlement of Allied Riser Noteholder Litigation and Gain on Note Exchange.    In connection with the note exchange and settlement that is discussed in greater detail below in "Liquidity and Capital Resources," we recorded a gain of approximately $24.8 million recorded during the year ended December 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 million face value less an unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs.

        Gain—Cisco Recapitalization.    The restructuring of our previous Cisco credit facility on July 31, 2003 resulted in a gain of approximately $215.4 million. On a basic income and diluted income per share basis the gain was $556.36 and $27.14 for the year ended December 31, 2003, respectively. The gain resulted from the retirement of the amounts outstanding under the previous Cisco credit facility and was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F preferred stock	11,000
Amended and Restated Cisco Note, principal plus future interest	17,842
Transaction costs	1,167

Total Consideration	$50,009

Amount outstanding under Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized loan costs	11,922

Total Indebtedness prior to recapitalization	$(265,441)

Gain from recapitalization	$215,432

        Net (Loss) Income.    As a result of the foregoing, we incurred a net (loss) of $(91.8) million for the year ended December 31, 2002 and net income of $140.7 million for the year ended December 31, 2003.

    Year Ended December 31, 2001 Compared to the Year Ended December 31, 2002

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2001 and 2002 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2001	2002
	(in thousands)
Net service revenue	$3,018	$51,913	1,620.1%
Network operations expenses (1)	19,990	49,091	145.6%
Selling, general, and administrative expenses (2)	27,322	33,495	22.5%
Depreciation and amortization expenses	13,535	33,990	151.1%
Interest income and other	2,126	1,739	(18.2)%
Interest expense	(7,945)	(36,284)	356.7%
Net loss	(66,913)	(91,843)	37.3%

(1)
Excludes amortization of deferred compensation of $307 and $233 in the years ended December 31, 2001 and 2002, respectively, which, if included would have resulted in a period-to-period change of 143.0%.

(2)
Excludes amortization of deferred compensation of $2,958 and $3,098 in the years ended December 31, 2001 and 2002, respectively, which, if included would have resulted in a period-to-period change of 20.8%.

        Net Service Revenue.    Our net service revenue increased 1,620.1% from $3.0 million for the year ending December 31, 2001 to $51.9 million for the year ended December 31, 2002. This increase was primarily attributable to the increase in net service revenue from customers purchasing our service offerings including the customers acquired in the Allied Riser merger and the PSINet acquisition.

        Network Operations Expenses.    Our network operations expenses increased 145.6% from $20.0 million for the year ended December 31, 2001 to $49.1 million for the year ended December 31, 2002. This increase was primarily due to an increase during 2002 of the number of leased network facilities and circuit fees related to the PSINet customers acquired, an increase in maintenance fees on our IRUs and network equipment, an increase in charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of telecommunications license agreements and related fees, including the telecommunications license agreements acquired in the February 2002 Allied Riser merger. This increase was partially offset by the elimination of temporary leased transmission capacity charges of $1.3 million in 2002.

        Selling, General, and Administrative Expenses.    Our SG&A increased 22.5% from $27.3 million for the year ended December 31, 2001 to $33.5 million for the year ended December 31, 2002. This increase was primarily attributable to expenses incurred as a result of our expanded selling efforts and our support of our increasing customer base and headcount during 2002. The increase was also partially attributable to the $3.2 million increase in the expense related to our allowance for doubtful accounts.

        Gain on Settlement of Vendor Litigation.    In December 2002, we reached an agreement with a vendor to settle the litigation brought by that vendor. Under this settlement, we agreed to pay the vendor approximately $1.6 million in 2003. The settlement amount was resulted in a gain of $5.7 million that was recorded in December 2002.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 151.1% from $13.5 million for the year ended December 31, 2001 to $34.0 million for the year ended

December 31, 2002. This increase occurred primarily because we had more capital equipment and IRUs in service in 2002 than in the 2001. The increase was also attributable to an increase in amortization expense in the 2002 period over 2001. Amortization expense increased because we had more intangible assets during 2002 than in 2001.

        Interest Income and Other.    Our interest income decreased by 18.2% from $2.1 million for the year ended December 31, 2001 to $1.7 million for the year ended December 31, 2002, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense increased by 356.7% from $7.9 million for the year ended December 31, 2001 to $36.3 million for the year ended December 31, 2002. The increase resulted primarily from an increase in borrowings under our previous Cisco Capital credit facility, an increase in the number of capital leases and the interest expense associated with our 7 1/2% Convertible Subordinated Notes Due 2007. The increase was partially offset by a reduction in interest rates.

        Net Loss.    As a result of the foregoing, our net loss of $66.9 million for the year ended December 31, 2001 increased to a net loss of $91.8 million for the year ended December 31, 2002.

Liquidity and Capital Resources

        In assessing our liquidity, our management reviews and analyzes our current cash on-hand, our accounts receivable, foreign exchange rates, capital expenditure commitments, and our required debt payments and other obligations.

        During 2003, we engaged in two transactions pursuant to which we significantly reduced our indebtedness and improved our liquidity. Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation which we refer to as our previous Cisco credit facility. During the third quarter of 2003, we entered into agreements with Cisco Capital and certain of our existing investors pursuant to which, among other things: (1) Cisco Capital agreed to cancel the $269.1 million in principal amount of then-outstanding indebtedness and accrued interest and to return warrants exercisable for the purchase of 40,000 shares of our common stock in exchange for a cash payment of $20.0 million, the issuance of 11,000 shares of our Series F preferred stock, which are convertible into 3.4 million shares of our common stock and the issuance of an Amended and Restated Promissory Note for the aggregate principal amount of $17.0 million, and (2) we sold to certain of our then-existing investors preferred stock convertible into 12.7 million shares of our common stock, in exchange $41.0 million in cash, a portion of which was used to make the $20.0 million cash payment to Cisco Capital.

        In the first quarter of 2003, we entered an agreement with the holders of approximately $106.7 million in face value of 7 1/2% Convertible Subordinated Notes Due 2007 issued in September 2000 by our subsidiary Allied Riser, pursuant to which the noteholders agreed (1) to surrender their notes, including accrued and unpaid interest, in exchange for a cash payment of $5.0 million and the issuance of 3.4 million shares of our Series D preferred stock and 3.4 million shares of our Series E preferred stock, which shares were converted into a total of 34,263 shares of our common stock in the Cisco recapitalization, and (2) to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of $4.9 million.

    Cash Flows

        The following table sets forth our consolidated cash flows for the years ended December 31, 2001, 2002, and 2003 and the three months ended March 31, 2003 and 2004.

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Net cash used in operating activities	$(46,786)	$(41,567)	$(27,357)	$(14,971)	$(11,582)
Net cash (used in) provided by investing activities	(131,652)	(19,786)	(25,316)	(13,965)	29,495
Net cash provided by (used in) financing activities	161,862	51,694	20,562	2,141	(2,217)
Effect of exchange rates on cash	—	(44)	672	220	(137)

Net (decrease) increase in cash and cash equivalents during period	$(16,576)	$(9,703)	$(31,439)	$(26,575)	$15,559

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $15.0 million for the three months ended March 31, 2003 compared to $11.6 million for the same period during 2004. Net cash used in operating activities was $41.6 million for the year ended December 31, 2002 compared to $27.4 million for the year ended December 31, 2003. Net cash used in operating activities was $46.8 million for the year ended December 31, 2001 compared to $41.6 million for the year ended December 31, 2002.

        Net Cash (Used in) Provided By Investing Activities.    Net cash used in investing activities was $14.0 million for the three months ended March 31, 2003 compared to net cash provided by investing activities of $29.5 million for the same period during 2004. Our primary sources of cash provided by investing activities during the first quarter of 2004 was cash acquired of $4.7 million and $19.4 million from our acquisition of Firstmark in January 2004 and our merger with Symposium Omega in March 2004, respectively. Our purchases of property and equipment were $13.1 million for the three months ended March 31, 2003 and $1.8 million for the three months ended March 31, 2004. Our purchases of short-term investments were $0.9 million for the three months ended March 31, 2003 and our sales of short-term investments were $3.5 million for the three months ended March 31, 2004. Net cash from investing activities for the three months ended March 31, 2004 also included proceeds from the sale of warrants for $3.5 million.

        Net cash used in investing activities was $131.7 million for the year ended December 31, 2001, $19.8 million for the year ended December 31, 2002 and $25.3 million for the year ended December 31, 2003. Our primary uses of cash during 2001 were $118.0 million for the purchase of property and equipment in connection with the deployment of our network, $11.9 million for the purchase of intangible assets in connection with the NetRail acquisition and $1.8 million for purchases of short term investments. Our primary uses of cash during 2002 were $75.2 million for the purchase of property and equipment in connection with the deployment of our network, $9.6 million for the purchase of intangible assets in connection with our PSINet acquisition, $3.6 million in connection with our acquisition of the minority interest in Shared Technologies of Canada, Inc. and $1.8 million for purchases of short term investments. Cash expenditures were partially offset during 2002 by the $70.4 million of cash and cash equivalents that we acquired in connection with the Allied Riser merger. Our primary use of cash during 2003 was $24.0 million for the purchase of property and equipment in connection with the deployment of our network.

        Net Cash Provided by (Used in) Financing Activities.    Financing activities provided net cash of $2.1 million for the three months ended March 31, 2003 and used net cash of $2.2 million for the three months ended March 31, 2004. Net cash provided by financing activities during the first quarter of 2003 resulted principally from proceeds from borrowings under the previous Cisco credit facility of $7.9 million offset by a $5.0 million payment related to the Allied Riser note exchange and payments under our capital leases of $0.8 million. Net cash used in financing activities during the first quarter of 2004 were principally from a $1.2 million payment to LNG holdings and $1.0 million for payments under our capital leases.

        Financing activities provided net cash of $161.9 million for the year ended December 31, 2001, $51.7 million for the year ended December 31, 2002 and $20.6 million for the year ended December 31, 2003. Net cash provided by financing activities during 2001 resulted principally from borrowings under our previous Cisco credit facility of $107.6 million and net proceeds of $61.3 million from the sale of our Series C preferred stock, partially offset by $12.8 million in capital lease repayments. Net cash provided by financing activities during 2002 resulted principally from borrowings under our previous Cisco credit facility of $54.4 million, partially offset by $2.7 million in capital lease repayments. Net cash provided by financing activities during 2003 resulted principally from borrowings under our previous Cisco credit facility of $8.0 million and net proceeds of $40.6 million from the sale of our Series G preferred stock, partially offset by a $5.0 million payment related to the Allied Riser note exchange, a $20.0 million payment to Cisco Capital in connection with the Cisco recapitalization and $3.1 million in capital lease repayments.

    Cash Position and Indebtedness

        Our total indebtedness, net of discount, at December 31, 2001, 2002 and 2003 was $202.5 million, $347.9 million and $83.7 million, respectively. During the year ended December 31, 2003, the Allied Riser note exchange and related agreement and the Cisco recapitalization in particular had a significant impact on our liquidity and our level of indebtedness. At March 31, 2004, our total cash and cash equivalents were $23.4 million and our total indebtedness was $131.7 million.

    Amended and Restated Cisco Note

        In connection with the Cisco recapitalization, we amended our credit agreement with Cisco Capital. The Amended and Restated Credit Agreement became effective at the closing of the recapitalization on July 31, 2003.

        Our remaining $17.0 million of indebtedness to Cisco is evidenced by a promissory note, which we refer to as the Amended and Restated Cisco Note. The Amended and Restated Cisco Note eliminated the covenants related to our financial performance. Cisco Capital retained its senior security interest in substantially all of our assets, except that we will be permitted to subordinate Cisco Capital's security interest in our accounts receivable. The Amended and Restated Cisco Note is to be repaid in three installments. No interest is accrued or payable on the Amended and Restated Cisco Note for the first 30 months unless we default under the terms of the Amended and Restated Cisco Note. Principal and interest is paid as follows: a $7.0 million principal payment is due on February 1, 2006, a $5.0 million principal payment plus interest accrued is due on February 1, 2007, and a final principal payment of $5.0 million plus interest is due on February 1, 2008. When the indebtedness under the Amended and Restated Cisco Note begins to accrue interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        We are required to use a portion of the net proceeds that we receive from this offering to repay all of the outstanding indebtedness under the Amended and Restated Cisco Note. The Amended and Restated Cisco Note is also subject to mandatory prepayment in full upon the occurrence of the closing of any change in control of us, our completion of any equity financing or receipt of loan proceeds above $30.0 million, our achievement of four consecutive quarters of operating cash flow of at least

$5.0 million, or our merger resulting in a combined entity with an equity value greater than $100.0 million, as each of these events is defined in the agreement. Our indebtedness under the Amended and Restated Cisco Note is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if we raise less than $30.0 million in a future equity financing.

        The Cisco recapitalization was considered a troubled debt restructuring under SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings. Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the estimated future interest payments.

    Contractual Obligations and Commitments

        The following table summarizes our contractual cash obligations and other commercial commitments as of March 31, 2004:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long term debt	$28,033	$—	$12,608	$15,425	$—
Capital lease obligations	180,553	15,398	28,931	24,493	111,731
Operating leases (1)	174,940	26,310	40,985	27,574	80,071
Unconditional purchase obligations	3,898	260	520	520	2,598

Total contractual cash obligations	$387,424	$41,968	$83,044	$68,012	$194,400

(1)
Our operating lease and maintenance obligations above do not include agreements to sublease certain of our office space and facilities. These agreements reduce the obligations above by approximately $2.3 million.

        Capital Lease Obligations.    The capital lease obligations above were incurred in connection with our IRUs for intercity and intracity dark fiber underlying substantial portions of our network. These capital leases are presented on our balance sheet at the net present value of the future minimum lease payments, or $109.6 million at March 31, 2004. These leases generally have terms of 15 to 25 years.

    Future Capital Requirements

        Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy. We believe that if we are able to increase the number of customers using our services as planned, our current cash position is sufficient to fund our operations until we generate more cash than we consume. If we are unable to achieve revenue growth or if we have significant unplanned costs or cash requirements, we may need to raise additional funds through the issuance of debt or equity. We cannot assure you that such financing will be available on terms acceptable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the number of buildings that we serve or require us to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

    Off-Balance Sheet Arrangements

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Critical Accounting Policies and Significant Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

    Revenue Recognition

        We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives offered to certain customers are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. We expense direct costs associated with sales and new customer setup as incurred.

    Allowances for Sales Credits and Unfulfilled Purchase Obligations

        We have established allowances to account for sales credit adjustments and unfulfilled contractual purchase obligations.

  •
  Our allowance for sales credit adjustments is designed to account for reductions to our service revenue that occur when customers are granted a service level agreement credit or discount. This allowance is provided for by reducing our gross service revenue and is determined by actual credits granted during the period and an estimate of unprocessed credits.

  •
  Our allowance for unfulfilled contractual purchase obligations is designed to account for non-payment of amounts under agreements that we have with certain of our customers that place minimum purchase obligations on them. Although we vigorously seek payments due pursuant to these purchase obligations, we have historically collected only approximately 2% of these payments. In order to allow for this we reduce our gross service revenue by the amount that has been invoiced to these customers. We reduce this allowance and recognize the related service revenue only upon the receipt of cash payments in respect of these invoices.

    Valuation Allowances for Doubtful Accounts Receivable and Deferred Tax Assets

        We have established allowances that we use in connection with valuing expense charges associated with uncollectible accounts receivable and our deferred tax assets.

  •
  Our valuation allowance for uncollectible accounts receivable is designed to account for the expense associated with writing off accounts receivable that we estimate will not be collected. We provide for this by increasing our selling, general and administrative expenses by the amount of receivables that we estimate will not be collected. We assess the adequacy of this allowance monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit-worthiness of our customers. We also assess the ability of specific customers to meet their financial obligations to us and establish specific allowances based on the amount we expect to collect from these customers. As of December 31, 2001, 2002 and 2003 and March 31, 2004, respectively, our allowance for doubtful accounts receivable comprised, 8.8%, 26.8%, 36.1% and 35.2% of our total accounts receivable. For the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2004, our allowance for doubtful accounts expense accounted for 1.6%, 8.8%, 8.8% and 6.7% of our total SG&A expenses, respectively.

  •
  Our valuation allowance for our net deferred tax asset is designed to take into account the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets in the event that we record positive income for income tax purposes. For federal and state tax purposes, our net operating loss carry-forwards, including those that we have generated through our operations and those acquired in the Allied Riser merger could be subject to significant limitations on annual use. To account for this uncertainty we have recorded a valuation allowance for the full amount of our net deferred tax asset. As a result the value of our deferred tax assets on our balance sheet is zero.

    Impairment of Long-Lived Assets

        We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. As of December 31, 2002 and December 31, 2003, we tested our long-lived assets for impairment. In the event that there are changes in the planned use of our long-lived assets, or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change. Because our best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, we believe that currently the fair value of our long-lived assets including our network assets and IRUs are significantly below the amounts we originally paid for them and may be less than their current depreciated cost basis.

    Business Combinations

        We account for our business combinations pursuant to SFAS No. 141, Business Combinations. Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

    Goodwill and Other Intangibles

        We account for our intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

    Other Accounting Policies

        We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

        We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction-in-progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

        We estimate the fair market value of our Series H preferred stock based upon the number of common shares the Series H preferred stock converts into and the trading price of our common stock on the grant date.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on our financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003 we provided an indemnification to certain shareholders discussed in Note 9 to our December 31, 2003 financial statements. Under the Interpretation, in 2003 we have recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on our results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. We do not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 did not have an impact on our results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No. 00-21. Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under the EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on our consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on our consolidated financial statements.

Appendix F

Quantitative And Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $24.1 million at March 31, 2004, $23.4 million of which are considered cash equivalents and mature in 90 days or less and $0.7 million are short term investments consisting of commercial paper and a Canadian treasury bill. These short term investments are restricted for collateral against letters of credit. We also own commercial paper investments and certificates of deposit totaling $1.4 million that are classified as other long-term assets. These investments are also restricted for collateral against letters of credit.

        If market rates were to increase immediately and uniformly by 10% from the level at March 31, 2004, the change to our interest sensitive assets and liabilities would not have a material effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the year ended March 31, 2004 would have increased our interest expense for the period by approximately $0.3 million.

        Interest on the Amended and Restated Cisco Note does not accrue until February 2006, unless we default under the terms of the note. When the note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

F-1

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PROPOSAL AMENDMENT AND RESTATEMENT OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
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FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COGENT COMMUNICATIONS GROUP, INC.
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COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002, and 2003
OUTSTANDING AND EXERCISABLE BY PRICE RANGE As of December 31, 2003
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2003, and 2004 (unaudited)
UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS
Unaudited Condensed Pro Forma As Adjusted Balance Sheet As of March 31, 2004 (dollars in thousands)
Unaudited Condensed Pro Forma Statement of Operations For the Year Ended December 31, 2003 (in thousands, except share and per share data)
Notes to the Unaudited Condensed Pro Forma Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS